Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
DENBURY RESOURCES INC., et al.,(1))		Case No. 20-33801 (DRJ)
)
Debtors.	)	(Jointly Administered)
	)	Related Docket No. 262
ORDER APPROVING THE
DEBTORS’ DISCLOSURE STATEMENT
FOR, AND CONFIRMING, THE DEBTORS’
JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
DENBURY RESOURCES INC. AND ITS DEBTOR AFFILIATES

The above-captioned debtors (collectively, the “Debtors”) having:

a.
distributed, on or about July 29, 2020 (i) the Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 16] (as modified, amended, or supplemented from time to time, the “Plan”) attached hereto as Exhibit A, (ii) the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and its Debtor Affiliates [Docket No. 17] (the “Disclosure Statement”),[2] and (iii) ballots for voting on the Plan (the “Ballots”) to holders of Claims in Class 5 (Second Lien Notes Claims), Class 6 (Convertible Notes Claims), and Class 7 (Subordinated Notes Claims) in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101‑1532 (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United

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1
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Denbury Resources Inc. (7835); Denbury Air, LLC (7621); Denbury Brookhaven Pipeline Partnership, LP (6322); Denbury Brookhaven Pipeline, LLC (6471); Denbury Gathering & Marketing, Inc. (6150); Denbury Green Pipeline-Montana, LLC (6443); Denbury Green Pipeline-North Dakota, LLC (7725); Denbury Green Pipeline-Riley Ridge, LLC (2859); Denbury Green Pipeline-Texas, LLC (2301); Denbury Gulf Coast Pipelines, LLC (0892); Denbury Holdings, Inc. (1216); Denbury Onshore, LLC (7798); Denbury Operating Company (7620); Denbury Pipeline Holdings, LLC (0190); Denbury Thompson Pipeline, LLC (0976); Encore Partners GP Holdings, LLC (N/A); Greencore Pipeline Company, LLC (9605); Plain Energy Holdings, LLC (0543).  The location of Debtor Denbury Resources Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 5320 Legacy Drive, Plano, Texas 75024.

2
Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply.

States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”);

b.
served, on or about July 29, 2020 the Announcement of Restructuring Support Agreement, Summary of Plan of Reorganization, Information Regarding Key Dates and Certain Other Matters [Docket No. 68, Exhibit 1] (the “Combined Notice”) on all known parties in interest, which informed recipients of (i) the Debtors’ intention to commence these Chapter 11 Cases on July 30, 2020, (ii) the Debtors’ intention to request that the Court schedule a combined hearing to consider approval of the Disclosure Statement and confirmation of the Plan on September 3, 2020, subject to this Court’s availability (the “Combined Hearing”), (iii) the key terms of the Plan, including classification and treatment of Claims and Interests, (iv) key dates and information regarding approval of the Disclosure Statement and confirmation of the Plan and the Objection Deadline, (v) the methods by which parties may request copies of the Plan, Disclosure Statement, and Restructuring Support Agreement, and (vi) the full text of the release, exculpation, and injunction provisions set forth in the Plan;

c.
served, on or about July 29, 2020, the Notice of (I) Non-Voting Status to Holders or Potential Holders of Unimpaired Claims Conclusively Presumed to Accept the Plan and (II) Opportunity for Holders of Claims to Opt Out of the Third-Party Releases [Docket No. 68, Exhibit 2] (the “Notice of Non-Voting Status and Opportunity to Opt Out” and, together with the Combined Notice, the “Notices”) on all holders or potential holders of Claims in non-voting Classes, which informed recipients of (i) their status as holders or potential holders of Claims in non-voting classes, (ii) provided the full text of the release, exculpation, and injunction provisions set forth in the Plan, (iii) included a form by which holders could elect to opt out of the Third-Party Release by checking a prominently featured and clearly labeled box, and (iv) enclosed a postage prepaid, return-addressed envelope in which holders could return their opt out elections to the Solicitation Agent;

d.	commenced, on July 30, 2020 (the “Petition Date”), these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

e.	filed,[3] on the Petition Date:

(i)	the Plan and the Disclosure Statement;

(ii)
the Debtors’ Emergency Motion for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Establishing Plan and Disclosure Statement Objection and Related Procedures, (IV) Approving the Solicitation Procedures, (V) Approving the Combined

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3	Unless otherwise indicated, use of the term “filed” herein refers also to the service of the applicable document filed on the docket in these Chapter 11 Cases, as applicable.

Notice, and (VI) Conditionally Waiving the Requirements that the U.S. Trustee Convene a Meeting of Creditors and the Debtors File Schedules and SOFAS [Docket No. 26] (the “Scheduling Motion”);

(iii)
the Declaration of Christian S. Kendall, Chief Executive Officer of Denbury Resources Inc., in Support of Chapter 11 Petitions and First Day Motions [Docket No. 3] (the “First Day Declaration”), detailing the facts and circumstances of these Chapter 11 Cases;

f.
distributed, on or around July 31, 2020, the Plan, the Disclosure Statement, the Combined Notice, and the Ballots (collectively, the “Solicitation Packages”) to holders of Interests in Class 11 (Existing Equity Interests) entitled to vote on the Plan in accordance with the terms of the Bankruptcy Code and the Bankruptcy Local Rules;

g.
filed and served, on or about, August 6, 2020, an updated Combined Notice reflecting the date and time for the Combined Hearing ordered by the Court at the hearing on July 31, 2020 [Docket No. 133], as evidenced by the Affidavit of Service [Docket No. 158, Exhibit 5] (the “Combined Notice Affidavit”);

h.
published, on August 6, 2020 the Combined Notice in The New York Times, as evidenced by the Affidavit of Publication for The New York Times [Docket No. 150] and in the Houston Chronicle, as evidenced by the Affidavit of Publication for the Houston Chronicle [Docket No. 149] (the “Publication Affidavits”);

i.
filed, on August 21, 2020, the Supplement for the Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 185] (as modified, amended, or supplemented from time to time, [including, without limitation, by the Amended Plan Supplement (defined below)] the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”);

j.
filed, on August 26, 2020, the Affidavit of Service of Solicitation Materials [Docket No. 208] (together with all the exhibits thereto, the “Solicitation Materials Affidavit” and together with the Combined Notice Affidavit and the Publication Affidavits, the (“Affidavits”);

k.
filed, on September 1, 2020, the Declaration of Jane Sullivan on Behalf of Epiq Corporate Restructuring, LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 258], which accounts for ballots received up to the Voting Deadline (the “Voting Report”);

l.
filed, on September 1, 2020, the (i) Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Joint Prepackaged Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 262] (the “Confirmation Brief”), (ii) Declaration

of Christian S. Kendall, President and Chief Executive Officer of Denbury Resources Inc., in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 259] (the “Kendall Declaration”), (iii) Declaration of Marcel Hewamudalige in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 260] (the “Hewamudalige Declaration”), and (iv) Declaration of Matt Kvarda in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 261] (the “Kvarda Declaration” together with the Kendall Declaration and the Hewamudalige Declaration, the “Declarations”);

m.
filed, on September 1, 2020, the Amended Supplement for the Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 257] (the “Amended Plan Supplement”); and

n.	operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.
The Court having:

a.
entered, on July 31, 2020, the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Conditionally Approving the Disclosure Statement, (III) Establishing Plan and Disclosure Statement Objection and Related Procedures, (IV) Approving the Solicitation Procedures, (V) Approving the Combined Notice, and (VI) Conditionally Waiving the Requirements that the U.S. Trustee Convene a Meeting of Creditors and the Debtors File Schedules and SOFAS [Docket No. 68] (the “Scheduling Order”);

b.
set September 2, 2020, at 2:00 p.m. (prevailing Central Time), as the date and time for the Combined Hearing, pursuant to sections 1125, 1126, 1128, and 1129 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018, as set forth in the Scheduling Order;

c.
reviewed the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Voting Report, the Declarations, the Combined Notice, the Solicitation Materials Affidavit, and all Filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and confirmation of the Plan, including all objections, statements, and reservations of rights;

d.	held the Combined Hearing;

e.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

f.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation; and

g.	taken judicial notice of all pleadings and other documents Filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.
NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents Filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:
FINDINGS OF FACT AND CONCLUSIONS OF LAW
IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:
A.Findings and Conclusions.
1.The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.
B.Jurisdiction, Venue, and Core Proceeding.
2.This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. Consideration of whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2). This Court may enter a final order consistent with

Article III of the United States Constitution. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code.
C.Eligibility for Relief.
3.The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.
D.Commencement and Joint Administration of these Chapter 11 Cases.
4.On the Petition Date, each of the Debtors commenced voluntary cases under chapter 11 of the Bankruptcy Code. In accordance with the Order (I) Directing Joint Administration of Chapter 11 Cases and (II) Granting Related Relief [Docket No. 15], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases.
E.Modifications to the Plan.
5.Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan described or set forth in this Confirmation Order constitute technical or clarifying changes, changes with respect to particular Claims by agreement with holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.
F.Burden of Proof—Confirmation of the Plan.
6.The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.
G.Notice.
7.As evidenced by the Affidavits and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the commencement of these Chapter 11 Cases, the Disclosure Statement, the Plan, the Combined Hearing, and the opportunity to opt out of the Third‑Party Release, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan to all bondholders of record, the full creditor matrix, the Core/2002 list, and all equity holders of record. Further, the Combined Notice was published in The New York Times and the Houston Chronicle on August 6, 2020 in compliance with Bankruptcy Rule 2002(I). Such notice was adequate and sufficient under the facts and circumstances of these Chapter 11 Cases in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Scheduling Order. No other or further notice is or shall be required.
H.Disclosure Statement.
8.The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations,

including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).
I.Ballots.
9.The Classes of Claims and Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation
5	Second Lien Notes Claims
6	Convertible Notes Claims
7	Subordinated Notes Claims
11	Existing Equity Interests
10.The form of ballots attached to the Scheduling Order as Exhibit 4A, Exhibit 4B, Exhibit 5A, Exhibit 5B, and Exhibit 5C (the “Ballots”) that the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Classes to vote to accept or reject the Plan.
J.Solicitation.
11.As described in the Voting Report, the solicitation of votes on the Plan complied with the solicitation procedures set forth in Article VIII of the Disclosure Statement (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act.

12.As described in the Voting Report and the Solicitation Materials Affidavit, as applicable, prior to or following the Petition Date, the Solicitation Packages were transmitted and served, including to all holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Bankruptcy Local Rules, the Scheduling Order, and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages was timely, adequate, and sufficient under the facts and circumstances of these Chapter 11 Cases. No further notice is required.
13.As set forth in the Voting Report, the Solicitation Packages were distributed to holders in the Voting Classes that held a Claim or Interest as of July 22, 2020 (the “Voting Record Date”). The establishment and notice of the Voting Record Date were reasonable and sufficient.
14.The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for each holder in the Voting Classes to make an informed decision to accept or reject the Plan.
15.Under section 1126(f) of the Bankruptcy Code, holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (Pipeline Lease Claims), Class 4 (RBL Claims / Hedge Claims), and Class 8 (General Unsecured Claims) (collectively, the “Unimpaired Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. Holders of Claims and Interests in Class 9 (Intercompany Claims) and Class 10 (Intercompany Interests) (the “Deemed Accepting/Rejecting Classes” and, together with the Unimpaired Classes, the “Non-Voting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan.

16.Nevertheless, the Debtors served the Combined Notice and the Notice of Non‑Voting Status and Opportunity to Opt Out on the entire creditor matrix. The Notices adequately summarized the material terms of the Plan, including classification and treatment of claims and the release, exculpation, and injunction provisions of the Plan. Further, because the Opt Out Form was included in both the Ballots and the Notice of Non‑Voting Status and Opportunity to Opt Out, every known stakeholder, including unimpaired creditors and equity holders, was provided with the means by which they can opt out of the Third‑Party Release, including pre-addressed prepaid return envelopes. The Debtors served the Combined Notice on all bondholders of record, the full creditor matrix, and all equity holders of record.
K.Voting.
17.As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.
L.Plan Supplement.
18.The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date. The Core Notice Parties4 and holders of Claims and Interests were provided due, adequate, and sufficient notice of the Plan Supplement.
M.Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).
19.The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)	Proper Classification—Sections 1122 and 1123.
20.The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into 11 Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

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4
The term “Core Notice Parties” refers to the following: (a) the U.S. Trustee for the Southern District of Texas; (b) the holders of the 30 largest unsecured claims against the Debtors (on a consolidated basis); (c) JPMorgan Chase Bank, N.A., as administrative agent under the Debtors’ revolving credit facility; (d) Vinson & Elkins LLP, as counsel to the administrative agent under the Debtors’ revolving credit facility (e) Wilmington Trust, National Association, as indenture trustee under the Debtors’ (i) 9% second lien secured notes due 2021, (ii) 9¼% second lien secured notes due 2022, (iii) 7½% second lien secured notes due 2024, and (iv) 7¾% second lien secured notes due 2024; (f) Wilmington Savings Fund Society, FSB, as successor indenture trustee under the Debtors’ 6⅜% convertible notes due 2024; (g) Delaware Trust Company, as successor indenture trustee under the Debtors’ (i) 6⅜% subordinated notes due 2021, (ii) 4⅝% subordinated notes due 2023 and (iii) 5½% subordinated notes due 2022; (h) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the ad hoc committee of second lien bondholders; (i) Akin Gump Strauss Hauer & Feld LLP, as counsel to the ad hoc group of convertible bondholders; (j) the United States Attorney’s Office for the Southern District of Texas; (k) the Internal Revenue Service; (l) the United States Securities and Exchange Commission; (m) the Environmental Protection Agency and similar state environmental agencies for states in which the Debtors conduct business; (n) the state attorneys general for states in which the Debtors conduct business; and (o) any party that has requested notice pursuant to Bankruptcy Rule 2002.

(ii)	Specified Unimpaired Classes—Section 1123(a)(2).
21.The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims, as applicable, in the following Classes are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Claims and Interests
1	Other Secured Claims
2	Other Priority Claims
3	Pipeline Lease Claims
4	RBL Claims / Hedge Claims
8	General Unsecured Claims
9	Intercompany Claims
10	Intercompany Interests
22.For the avoidance of doubt, holders of Intercompany Claims and Intercompany Interests are Unimpaired and conclusively presumed to have accepted the Plan, or are Impaired and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(iii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).
23.The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes:

Class	Claims and Interests
5	Second Lien Notes Claims
6	Convertible Notes Claims
7	Subordinated Notes Claims

Class	Claims and Interests
9	Intercompany Claims
10	Intercompany Interests
11	Existing Equity Interests
24.For the avoidance of doubt, holders of Intercompany Claims and Intercompany Interests are Unimpaired and conclusively presumed to have accepted the Plan, or are Impaired and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan.

(iv)	No Discrimination—Section 1123(a)(4).
25.The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(v)	Adequate Means for Plan Implementation—Section 1123(a)(5).
26.The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including regarding: (a) the general settlement of Claims and Interests; (b) authorization for the Debtors and/or Reorganized Debtors to take all actions necessary to effectuate the Plan, including those actions necessary to effect the Restructuring Transactions, including, without limitation, any restructuring transaction steps set forth in the Plan Supplement, as the same may be modified or amended from time to time prior to the Effective Date; (c) the Definitive Documentation; (d) the adoption of the New Organizational Documents; (e) the funding and sources of consideration for the Plan distributions; (f) the unimpairment of holders of mineral, working, and similar interests; (g) the reservation of equity for future distribution in accordance with the terms and conditions of the Management Compensation Term Sheet as set forth in the Plan Supplement; (h) the vesting of assets in the Reorganized Debtors; (i) cancellation of existing securities and agreements; (j) the authorization and approval of the Exit Facility, the New DNR Equity, and the Warrants and entry into any agreements related to the same as set forth in the Plan or the Plan Supplement, including the Registration Rights Agreement; (k) the authorization and approval of corporate actions under the Plan and consistent with the Restructuring Support Agreement (the “Restructuring Support Agreement”) [Docket No. 3, Exhibit A]; (l) the creation of the Professional Escrow Account; (m) the appointment of the New Board; and (n) the effectuation and implementation of documents and further transactions.

(vi)	Voting Power of Equity Securities—Section 1123(a)(6).
27.The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. In accordance with Article IV.J of the Plan, on or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. The New Organizational Documents will prohibit the issuance of non-voting equity Securities, thereby satisfying section 1123(a)(6).

(vii)	Directors and Officers—Section 1123(a)(7).
28.The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. In accordance with Article IV.L of the Plan, the identities of the members of the New Board and the officers of the Reorganized Debtors, to the extent known, are identified in Exhibit B of the Plan Supplement [Docket No. 185], which exhibit may be modified and/or supplemented prior to the Effective Date, or shall be appointed in accordance with the Governance Term Sheet. [Docket No. 3, Exhibit A, Annex 4]. The selection of the New Board and the officers of the Reorganized Debtors is consistent with the interests of all holders of Claims and Interests, and public policy.

(viii)	Impairment / Unimpairment of Classes—Section 1123(b)(1).
29.The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix)	Assumption—Section 1123(b)(2).
30.The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides that all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (i) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (ii) previously expired or terminated pursuant to their own terms; (iii) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (iv) are the subject of a motion to reject that is pending on the Effective Date; or (v) have an ordered or requested effective date of rejection that is after the Effective Date.

(x)	Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).
31.In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. In addition, the compromises and settlements embodied in the Plan and the negotiated support in the Restructuring Support Agreement preserve value by enabling the Debtors to avoid extended, value‑eroding litigation that could delay the Debtors’ emergence from chapter 11. Instead of litigating with the RBL Lenders, the Second Lien Noteholders, and the Convertible Noteholders

over asserted claims and potential recoveries, these creditors are parties to the Restructuring Support Agreement, have supported and voted in favor of the Plan and its swift confirmation, the RBL Lenders and the Second Lien Noteholders consented to the use of cash collateral, and the RBL Lenders are providing a committed exit facility of up to $615 million, subject to a borrowing base redetermination—each of which provides significant value to the Debtors and their Estates. Such compromise and settlement is fair, equitable, and reasonable and in the best interests of the Debtors and their Estates.
32.Article VIII.B of the Plan describes certain releases granted by the Debtors (the “Debtor Release”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Release. Such release is a necessary and integral element of the Plan, and is fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests. Also, the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by the Debtor Release; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to any of the Debtors asserting any Claim or Cause of Action released by the Debtor Release.
33.The Debtor Release appropriately offers protection to parties that participated in the Debtors’ restructuring process. Each of the Released Parties made significant concessions and contributions to these Chapter 11 Cases. The Debtor Release for the Debtors’ current and former directors and officers is appropriate because the Debtors’ directors and officers share an identity of interest with the Debtors, supported the Plan and these Chapter 11 Cases, actively participated in meetings and negotiations leading up to and during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization. The Debtor

Release for the parties to the Restructuring Support Agreement (which has broad support of parties across the Debtors’ capital structure), including the RBL Lenders and the members of the Second Lien Ad Hoc Committee and, later, the Convertible Ad Hoc Group, is appropriate because such parties supported the Plan. The RBL Lenders are supporting these Chapter 11 Cases and the Reorganized Debtors by providing the DIP Facility and the Exit Facility, and the noteholders that are party to the Restructuring Support Agreement have agreed to equitize their Claims to enable a deleveraging of the Debtors’ prepetition capital structure by approximately $2.1 billion, and thereby each party provided valuable consideration to the Debtors to facilitate the Debtors’ reorganization.
34.The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan.
35.Article VIII.C of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”). The Third-Party Release is an integral part of the Plan. Like the Debtor Release, the Third-Party Release facilitated participation in the Restructuring Support Agreement, the Plan, and the chapter 11 process generally. The Third-Party Release was a critical and integral component of the Restructuring Support Agreement and the creditors’ agreement to support the Plan thereby preventing significant and time-consuming litigation regarding the parties’ respective rights and interests. The Third-Party Release was a core negotiation point in connection with the Restructuring Support Agreement and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. As such, the Third-Party

Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.
36.The Third-Party Release is consensual as to all parties in interest, including all Releasing Parties, and such parties in interest were provided notice of the chapter 11 proceedings, the Plan, the deadline to object to confirmation of the Plan, and received the Combined Notice and were properly informed that the Holders of Claims against or Interests in the Debtors that did not check the “Opt Out” box on the applicable Ballot or Opt Out Form and return it in advance of the Voting Deadline would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties. Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, and the Combined Notice. Further, members of a non-Voting Class and recipients of the Combined Notice also received a pre-addressed prepaid return envelope to facilitate the submission of any opt out election.
37.The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Combined Notice sent to holders of Claims and Interests and published in The New York Times and the Houston Chronicle on August 6, 2020 and the Ballots sent to all holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release. Such release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all holders of Claims and Interests. Also, the Third‑Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by the Third‑Party Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third‑Party Release.
38.The exculpation, described in Article VIII.D of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, and except as otherwise specifically provided in the Plan, each Exculpated Party has participated in these Chapter 11 Cases in good faith and is appropriately released and exculpated from any obligation (other than obligations under the Plan, the Plan Supplement, and this Confirmation Order), Cause of Action, or liability for any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ restructuring efforts, the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpation, including its carve-out for actual fraud, gross negligence, or willful misconduct, is consistent with established practice in this jurisdiction and others.
39.The injunction provision set forth in Article VIII.E of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Release, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.
40.Pursuant to Article IV.S of the Plan and in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.
41.The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.G of the Plan (the “Lien Release”) is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xi)	Additional Plan Provisions—Section 1123(b)(6).
42.The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(xii)	Cure of Defaults—Section 1123(d).
43.Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure Amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure Amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code. On August 21, 2020, the Debtors filed the Assumed Executory Contracts and Unexpired Leases Schedule as Exhibit C to the Plan Supplement. As soon as was reasonably practicable thereafter, the Debtors served sufficient notice on the counterparties to the Assumed Executory Contracts and Unexpired Leases listed thereon. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.
N.Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).
44.The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.
complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Bankruptcy Local Rules, any applicable nonbankruptcy law, rule and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

O.Plan Proposed in Good Faith—Section 1129(a)(3).
45.The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, the Restructuring Support Agreement, the process leading to Confirmation, including the overwhelming support of holders of Claims and Interests for the Plan, and the transactions to be implemented pursuant thereto. These Chapter 11 Cases were Filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.
46.The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors, the RBL Lenders, the Second Lien Ad Hoc Committee, and the Convertible Ad Hoc Group, among others. The Plan itself and the process leading to its formulation provides independent evidence of the Debtors’ and such other parties’ good faith, serves the public interest, and assures fair treatment of holders of Claims and Interests. Consistent with the overriding purpose of chapter 11, the Debtors filed the Chapter 11 Cases with the belief that the Debtors were in need of reorganization, and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization and maximizing stakeholder value and for no ulterior purpose. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.
P.Payment for Services or Costs and Expenses—Section 1129(a)(4).
47.The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.
Q.Directors, Officers, and Insiders—Section 1129(a)(5).
48.The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. Reorganized DNR’s initial directors and officers, to the extent known, have been disclosed at or prior to the Combined Hearing and, to the extent not known, will be determined in accordance with the Plan, the New Organizational Documents, and the Governance Term Sheet.  The proposed officers and directors for Reorganized DNR are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of Holders of Claims and Interests and with public policy.
R.No Rate Changes—Section 1129(a)(6).
49.Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.
S.Best Interest of Creditors—Section 1129(a)(7).
50.The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached as Exhibit D to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced at, prior to, or in affidavits filed in connection with the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.
T.Acceptance by Certain Classes—Section 1129(a)(8).
51.The Plan satisfies the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, 3, 4, and 8 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Classes, Classes 5, 6, 7, and 11 have all voted to accept the Plan. Holders of Claims and Interests in Classes 9 and 10 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent Reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan.
U.Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).
52.The treatment of Allowed Administrative Claims, Professional Claims, and Priority Tax Claims under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

V.Acceptance by At Least One Impaired Class—Section 1129(a)(10).
53.The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, the Voting Classes, each of which is impaired, voted to accept the Plan by the requisite numbers and amounts of Claims and Interests, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code.
W.Feasibility—Section 1129(a)(11).
54.The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced at, prior to, or in affidavits filed in connection with the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.
X.Payment of Fees—Section 1129(a)(12).
55.The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII.C of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

Y.Continuation of Employee Benefits—Section 1129(a)(13).
56.The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Article IV.R of the Plan provides that all Compensation and Benefits Programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. From and after the Effective Date, all retiree benefits, as defined in section 1114 of the Bankruptcy Code, if any, shall continue to be paid in accordance with applicable law.
Z.Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).
57.Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.
AA.Only One Plan—Section 1129(c).
58.The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan Filed in each of these Chapter 11 Cases.
BB.    Principal Purpose of the Plan—Section 1129(d).
59.No Governmental Unit has requested that the Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.
CC.    Good Faith Solicitation—Section 1125(e).
60.The Debtors and their agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e), and in a manner consistent with the Disclosure

Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the Exculpation provisions set forth in Article VIII.D of the Plan.
61.The Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties nor individuals nor the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.
DD.    Satisfaction of Confirmation Requirements.
62.Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.
EE.    Likelihood of Satisfaction of Conditions Precedent to the Effective Date.
63.Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan.
FF.    Implementation.
64.All documents necessary to implement the Plan and all other relevant and necessary documents (including the Restructuring Support Agreement, the Exit Facility Documents, the Registration Rights Agreement, the Warrants Agreement, and the New Organizational Documents) have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and shall not be in conflict with any federal or state law.
GG.    Disclosure of Facts.
65.The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the Exit Facility, the Registration Rights Agreement, the Warrants Agreement, and the New Organizational Documents, and the fact that each applicable Debtor will emerge from its Chapter 11 Case as a validly existing corporation, limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations.
HH.    Good Faith.
66.The Debtors and their respective directors, officers, management, counsel, advisors, and other agents have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors or the Reorganized Debtors, as appropriate, and their respective officers, directors, and advisors have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtors’ businesses and effect the Exit Facility, the Registration Rights Agreement, the Warrants Agreement, and the New Organizational Documents, and the other Restructuring Transactions.
II.    Essential Element of the Plan.
67.The Exit Facility and Exit Facility Documents are essential elements of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. The Debtors have exercised sound business judgment in deciding to pursue and enter into the Exit Facility and have provided adequate notice thereof. The

Exit Facility was negotiated in good faith and at arm’s‑length among the Debtors and the Exit Facility Agent and Exit Facility Lenders, and any credit extended and loans made to the Reorganized Debtors by the Exit Facility Lenders and any fees and expenses paid thereunder are deemed to have been extended, issued, and made in good faith. The Debtors have provided sufficient and adequate notice of the material terms of the Exit Facility to all parties in interest in these Chapter 11 Cases. The execution, delivery, or performance by the Debtors or the Reorganized Debtors, as applicable, of any of the Exit Facility Documents and any agreements related thereto and compliance by the Debtors or the Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.
ORDER
IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:
1.Disclosure Statement. The Disclosure Statement is approved in all respects.
2.Ballots. The forms of Ballots attached to the Scheduling Motion as Exhibit 4A (Noteholder Master Ballot), Exhibit 4B (Noteholder Beneficial Ballot), Exhibit 5A (Existing Equity Interest Ballot), Exhibit 5B (Existing Equity Interest Master Ballot), and Exhibit 5C (Existing Equity Interest Beneficial Ballot) are approved.
3.Solicitation Procedures. The Solicitation Procedures utilized by the Debtors for distribution of the Solicitation Packages, as set forth in the Disclosure Statement, the Scheduling Motion, the Confirmation Brief, and the Voting Report, in soliciting acceptances and rejections of the Plan satisfy the requirements of the Bankruptcy Code and the Bankruptcy Rules and are approved.
4.Notices. The publication and service of the Notices is deemed to be sufficient and appropriate under the circumstances. The form of the Combined Notice attached as Exhibit 1 to the Scheduling Order, the Notice of Non-Voting Status and Opportunity to Opt Out, substantially in the form attached as Exhibit 2 to the Scheduling Order, and service thereof comply with the requirements of the Bankruptcy Code and the Bankruptcy Rules and are approved.
5.Voting Record Date. July 22, 2020, as the Voting Record Date, and August 28, 2020, as the Voting Deadline, are hereby established and approved with respect to the solicitation of votes to accept, and voting on, the Plan.
6.Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Scheduling Motion, the Voting Report, and the Ballots are approved.
7.Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.
8.Objections. All objections and all reservations of rights pertaining to approval of the Disclosure Statement and Confirmation of the Plan that have not been withdrawn, waived, or settled are overruled on the merits.
9.Deemed Acceptance of Plan. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan.

10.No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, and the comparable provisions of the Delaware Limited Liability Company Act, and the Texas Business Organizations Code, including section 101.606 thereof, and section 1142(b) of the Bankruptcy Code, no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, File, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the Exit Facility, the Registration Rights Agreement, the Warrants Agreement, and the New Organizational Documents, and the appointment and election of the members of the New Board and the officers, directors, and/or managers of each of the Reorganized Debtors.
11.Binding Effect. Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether holders of such Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
12.Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
13.Effectiveness of All Actions. All actions contemplated by the Plan, including all actions in connection with the Exit Facility, the Registration Rights Agreement, the Warrants Agreement, and the New Organizational Documents, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, managers, members, or equity holders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or equity holders.
14.Restructuring Transactions. The Debtors or Reorganized Debtors, as applicable, are authorized to enter into and effectuate the Restructuring Transactions, including the entry into and consummation of the transactions contemplated by the Restructuring Support Agreement, the Exit Facility Documents, the New Organizational Documents, the Registration Rights Agreement, the Warrants Agreement, and/or the Plan, as the same may be modified from time to time prior to the Effective Date (including, without limitation, any restructuring transaction steps set forth in any exhibit to the Plan Supplement), and may take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided in the Plan or Plan Supplement. Any transfers of assets, Claims, or equity interests effected or any obligations incurred through the Restructuring Transactions are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance. Except as otherwise provided in the Plan, each Reorganized Debtor, as applicable, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed.
15.Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise provided herein or in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing any Claims or Interests, shall be cancelled and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding anything to the contrary herein or in the Plan, but subject to any applicable provisions of Article VI of the Plan, the Second Lien Notes Indentures, Convertible Notes Indenture, and the Subordinated Notes Indentures shall continue in effect solely to the extent necessary to: (i) permit Holders of Claims under the Second Lien Notes Indentures, the Convertible Notes Indenture, or the Subordinated Notes Indentures to receive their respective Plan Distributions, as applicable; and (ii) permit the Reorganized Debtors and the Distribution Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures, as applicable. Except as provided in the Plan (including Article VI thereof), on the Effective Date, the agents and trustees under the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures. The commitments and obligations (if any) of the Second Lien Noteholders, the Convertible Noteholders, or the Subordinated Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the Second Lien Notes Indentures, the Convertible Notes Indenture, or the Subordinated Notes Indentures, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.
16.Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety.
17.Preservation of Causes of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedules of Retained Causes of Action in Exhibit E of the Plan Supplement, as set forth in the Plan. The Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective

Date. For the avoidance of doubt, the Debtors’ failure to list any Causes of Action in the Disclosure Statement, the Plan, the Plan Supplement, or otherwise in no way limits the rights of the Reorganized Debtors as set forth above. No Entity (other than the Released Parties with respect to the releases provided in the Plan) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. The Reorganized Debtors reserve and shall retain such Causes of Action of the

Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.
18.Subordination. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
19.Release of Liens. Except as otherwise provided in the Plan, the Exit Facility Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, except for Other Secured Claims that the Debtors elect to Reinstate or Hedge Claims with respect to which the applicable counterparty has agreed to Reinstatement in accordance with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Without limiting the foregoing, to the extent that any Holder of a Secured Claim that has been satisfied or discharged pursuant to the Plan, or any agent for such Holder, has filed or recorded any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or any such agent for such Holder) shall be authorized to and shall execute such documents as may be reasonably requested by the Debtors, any of the Reorganized Debtors, or the Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.
20.Exit Facility. On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which are set forth in the Exit Facility Documents. Entry of this Confirmation Order shall be deemed (a) approval of the Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facility, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility.
21.As of the Effective Date, upon the granting of Liens in accordance with the Exit Facility Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. To the extent provided in the Exit Facility Documents, the Exit Facility Agent or Holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, and shall not otherwise be subject to avoidance, recharacterization, or subordination, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents.
22.New Organizational Documents. The terms of the New Organizational Documents attached to the Plan Supplement as Exhibit A are approved in all respects. The obligations of the applicable Reorganized Debtors related thereto will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor, as applicable, will be and is authorized to enter into the New Organizational Documents and all related documents, to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents; (b) perform all of its obligations under the New Organizational Documents; and (c) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents. Notwithstanding anything to the contrary in this Confirmation Order or Article XI of the Plan, after the Effective Date, any disputes arising under the New Organizational Documents will be governed by the jurisdictional provisions therein.
23.The Warrants Agreement. On the Effective Date, the applicable Reorganized Debtor will issue the Warrants only to the extent required to provide for distributions to Holders of Convertible Notes Claims, Subordinated Notes Claims, and Existing Equity Interests, as contemplated by the Plan. All of the Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).
24.Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.
25.Treatment of Executory Contracts and Unexpired Leases. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, the Plan provides for the assumption or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims or Interests, and other parties in interest in these Chapter 11 Cases.
26.Assumption of Contracts and Leases. On the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Court, under section 365 of the Bankruptcy Code and the payment of Cure Amounts, if any, shall be paid in accordance with Article V.C. of the Plan. Each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Amount pursuant to Article V.C of the Plan shall result in the full release and satisfaction of any Cure Amounts, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to this Confirmation Order, and for which any Cure Amount has been fully paid pursuant to Article V.C of the Plan shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.
27.Pursuant to the Plan, all existing employment agreements, indemnification agreements, or other agreements between the Debtors and the Debtors’ current and former employees are hereby assumed and/or assumed and assigned to the applicable Reorganized Debtor on the Effective Date and in accordance with the provisions and requirements of section 365 and 1123 of the Bankruptcy Code.
28.Indemnification. As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, employees, or agents at least to the same extent as the certificate of incorporation, bylaws, or similar organizational document of each of the respective Debtors on the Petition Date, against any claims or causes of action whether derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.

29.Directors’ and Officers’ Liability Insurance. Notwithstanding anything in this Confirmation Order to the contrary, the Reorganized Debtors are hereby approved to assume all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Notwithstanding anything to the contrary contained in this Confirmation Order, any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies shall not be discharged, impaired, or otherwise modified, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan, as to which no Proof of Claim need be filed.
30.After the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.
31.Authorization to Consummate. The Debtors are authorized to consummate the Plan after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.
32.Professional Compensation. All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Court. The Reorganized Debtors shall pay

Professional Claims in Cash in the amount the Court Allows, including from the Professional Escrow Account, which the Debtors will establish prior to the Effective Date and maintain in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date. No funds in the Professional Escrow Account shall be property of the Estates. Any funds remaining in the Professional Escrow Account after all Allowed Professional Claims have been paid shall be turned over to the Reorganized Debtors. From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.
33.Reimbursement of Restructuring Expenses. The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All such Restructuring Expenses to be paid on the Effective Date shall be calculated or estimated as of the Effective Date, as applicable, and invoices documenting such Restructuring Expenses shall be delivered to the Debtors at least two (2) Business Days prior to the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such fees and expenses. On or as soon as reasonably practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors or Reorganized

Debtors, as applicable, and such invoices shall be paid in full in Cash in accordance with, and subject to, the terms of the Restructuring Support Agreement.
34.Release, Exculpation, Discharge, and Injunction Provisions. The following release, exculpation, discharge, and injunction provisions set forth in Article VIII of the Plan are approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided therein.

a.	Discharge of Claims and Termination of Interests.
35.Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan (including the Exit Facility Documents), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan. This Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

b.	Release of Liens.
36.Except as otherwise specifically provided in the Plan, the Exit Facility Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be automatically and fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors, or any other Holder of a Secured Claim. Any Holder of such Secured Claims (and the applicable agent for such Holder) shall be authorized and directed to release any collateral or other property of the Debtors (including any cash collateral and possessory collateral) held by such Holders (and the applicable agent for such Holders), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of all documents reasonably requested by the Debtors, Reorganized Debtors, or the Exit Facility Agent to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests. The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, and other security interests.
37.To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf. Notwithstanding the foregoing paragraph, Article VIII.G of the Plan shall not apply to any Secured Claims that are Reinstated pursuant to the terms of the Plan.

c.	Releases by the Debtors.
38.Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates (as applicable) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: the Debtors (including the management, ownership, or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), any intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.
39.Entry of this Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

d.	Releases by the Releasing Parties.
40.Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or their Estates (as applicable), that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.
41.Entry of this Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

e.	Exculpation.
42.Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
43.The Exculpated Parties shall be deemed to have participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

f.	Injunction.
44.Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or this Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (i) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
45.Upon entry of this Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.E of the Plan.

46.Compliance with Tax Requirements. Each holder of an Allowed Claim or Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties are authorized to take all actions necessary or appropriate to comply with applicable withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances. Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of such Allowed Claims, to the unpaid interest, if any, accrued through the Effective Date with respect to such Allowed Claims.
47.Exemption from Transfer Taxes. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity, Security, or other interest in the Debtors or the Reorganized Debtors; (ii) the Restructuring; (iii) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iv) the making, assignment, or recording of any lease or sublease; (v) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facility; or (vi) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

48.Provisions Regarding Governmental Units. Nothing in the Plan or this Confirmation Order discharges, releases, precludes, or enjoins: (a) any liability to any Governmental Unit that is not a Claim; (b) any Claim of a Governmental Unit arising on or after the Effective Date; (c) any police or regulatory liability to a Governmental Unit on the part of any Entity as the owner, permittee, or operator of property after the Effective Date; (d) any valid right of setoff or recoupment of any Governmental Unit against any of the Debtors or Reorganized Debtors; or (e) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors. Nor shall anything in the Plan or this Confirmation Order: (w) enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence; (x) divest any court, commission, or tribunal of jurisdiction to resolve any matters relating to the liabilities and/or Claims set forth in this paragraph 48; (y) confer in this Court jurisdiction over any matter over which it would not have jurisdiction under 28 U.S.C. § 1334; or (z) authorize the transfer or assignment of any Governmental Unit license, permit, registration, authorization, or approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law. The Debtors’ and Reorganized Debtors’ rights and defenses under applicable non-bankruptcy law with respect to the foregoing are fully preserved. For the avoidance of doubt, the term “Governmental Unit” includes federally recognized Indian tribes and applicable state taxing authorities.
49.Consistent with Article IV.E of the Plan, all contracts, leases, covenants, operating rights agreements, or other interests or agreements with any Governmental Unit or involving (a) federal or state land or minerals or (b) lands or minerals held in trust for federally recognized Indian tribes or held by such Indian landowners in fee with federal restriction on alienation shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined, and administered in the ordinary course of business as if the Debtors’ Chapter 11 Cases were never filed.
50.Provisions Regarding the United States. Notwithstanding any provision in the Plan, the Plan Supplement, this Confirmation Order, or other related Plan documents (collectively, “Plan Documents”):

a.
Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, defense or Cause of Action of the United States or any State, or impairs the ability of the United States or any State to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-debtor.

b.
Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law in connection therewith.

c.
All rights, claims, liabilities, defenses or Causes of Action of or to the United States or any State shall survive the Chapter 11 Cases as if the Chapter 11 Cases had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors, the Reorganized Debtors, or any non-debtor under non-bankruptcy law with respect to any such claim, liability, or cause of action.

d.
Without limiting the foregoing, for the avoidance of doubt, nothing in the Plan Documents shall: (i) require the United States or any State to file any proofs of claim or administrative expense claims in the Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the

Reorganized Debtors or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

e.
Nothing in the Plan Documents shall limit or otherwise affect any applicable audit and/or compliance review period, including those established by the Federal Oil and Gas Royalty Simplification and Fairness Act of 1996 (30 U.S.C. §§ 1701, et seq.).

51.Provisions Regarding the Texas Comptroller. Notwithstanding anything else to the contrary in the Plan or this Confirmation Order, these provisions will govern the treatment of the claims of the Texas Comptroller of Public Accounts (the “Texas Comptroller”): (i) nothing provided in the Plan or this Confirmation Order shall affect or impair any statutory or common law setoff rights of the Texas Comptroller in accordance with section 553 of the Bankruptcy Code; (ii) nothing provided in the Plan or this Confirmation Order shall affect or impair any rights of the Texas Comptroller to pursue any non-debtor third parties for tax debts or claims; (iii) nothing provided in the Plan or this Confirmation Order shall be construed to preclude the payment of any interest otherwise due on the Texas Comptroller’s administrative expense tax claims; (iv) to the extent that interest is payable with respect to any administrative expense, priority or secured tax claim of the Texas Comptroller, the interest rate shall be the statutory rate of interest, currently 5.75 % per annum; and (v) the Texas Comptroller is not required to file a motion or application for payment of administrative expense claims pursuant to 11 U.S.C. § 503(b)(1)(D); provided however that all rights and defenses of the Debtors and the Reorganized Debtors under non‑bankruptcy law are reserved and preserved with respect to such matters.
52.Any payments of pre-Effective Date tax liabilities not paid in the ordinary course of business will be made in equal monthly installments pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and in accordance with the processes and procedures provided by the Bankruptcy Code, Texas law, or any other applicable nonbankruptcy law, as applicable. For the avoidance of doubt, the Texas Comptroller will receive interest on its pre-Effective Date tax liabilities after the Effective Date as required by sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.
53.Provisions Regarding Texas Taxing Authorities. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, with respect to the Claims of the Texas Taxing Authorities5 (the “Texas Taxing Authority Claims”), (a) to the extent the Texas Property Tax Code provides for interest and/or penalties with respect to any portion of the Texas Taxing Authority Claims, such interest and/or penalties shall be included in the Texas Taxing Authority Claims, (b) the liens securing the Texas Taxing Authority Claims shall be retained until the applicable Texas Taxing Authority Claims are paid in full, and (c) the Debtors or the Reorganized Debtors, as applicable, shall pay Allowed Texas Taxing Authority Claims on the later of (i) the date the Texas Taxing Authority Claims become due pursuant to the Texas Property Tax Code and in the ordinary course of business (subject to any applicable extensions, grace periods, or similar rights under the Texas Property Tax Code) and (ii) the Effective Date (or as soon as reasonably practicable

________________________

5
For purposes of this Confirmation Order, the term “Texas Taxing Authorities” shall refer to County of Brazos, Midland Central Appraisal District, County of Midland, Harris County, Cypress-Fairbanks ISD, Fort Bend County, Galveston County, Jasper County, Jefferson County, Madison County, Montgomery County, Orange County, Texas City ISD, Ector CAD, Brazoria County Tax Office, Friendswood ISD, City of Friendswood, Clear Creek ISD, City of Houston, Pasadena ISD, Chambers County Tax Office, Sheldon ISD, Santa Fe ISD, Galena Park ISD, Dickinson ISD, Baybrook MUD #1, and Plano ISD.

thereafter). All rights and defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved with respect to such Texas Taxing Authority Claims.
54.Provisions Regarding the SEC. Notwithstanding any provision herein to the contrary, no provision of the Plan or this Confirmation Order: (i) releases any non-Debtor Person or Entity (including any Released Party) from any Claim or Cause of Action of the United States Securities and Exchange Commission (the “SEC”); (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Person or Entity (including any Released Party) in any forum; or (iii) requires the SEC to File a Proof of Claim for any Claims, rights, or Causes of Action or to preserve its rights thereto in these Chapter 11 Cases.
55.Provisions Regarding Exxon Mobil Corporation. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, neither the Plan nor this Confirmation Order shall have any effect upon or in any manner alter or impair Exxon’s,6 the Debtors’ or Reorganized Debtors’, or any other party’s rights and interests pursuant to the following: (a) that certain escrow agreement effective as of July 1, 2006, by and among Exxon, Wapiti Energy, LLC (“Wapiti”), and Wells Fargo Bank, N.A., as the escrow agent (as amended, modified, or supplemented from time to time, the “Conroe Escrow Agreement”);7 (b) that certain escrow agreement effective as of

________________________
6    For purposes of this Confirmation Order, Exxon shall mean one or more of Exxon Corporation, Exxon Mobil Corporation, Exxon Mobil Oil Corporation, Exxon Mobil Gas & Power Marketing, Exxon Mobil Production, Exxon Co. USA, Exxon Production Co., Exxon Energy Inc., Exxon Mobil Exploration Co., XTO Energy, Inc., XTO Holdings, LLC, XH, LLC, and any parent, subsidiary, or affiliate of any such entities.

7    Effective December 18, 2009, Exxon consented to the assignment of the rights and obligations of Wapiti Energy, LLC, to Denbury Onshore, LLC and to substituting Denbury Onshore, LLC in place of Wapiti as the counterparty to the Conroe Escrow Agreement. As used herein, the term “Conroe Escrow Agreement” shall include the related Purchase and Sale Agreement between Exxon and Wapiti, dated as of July 1, 2006 (the “Conroe PSA”), and the Abandonment and Remediation Funding Agreement between Exxon and Wapiti, effective as of July 1, 2006 (the “Funding Agreement”), all as amended, including the First Amendment to the Funding Agreement effective January 23, 2018.

October 18, 1996, by and between Exxon, Richardson Production Company, Richardson Operating Company, and Texas Commerce Bank, N.A., as escrow agent (as amended, restated, or supplemented from time to time, the “Bell Creek Escrow Agreement”8 and, together with the Conroe Escrow Agreement, the “Exxon Escrow Agreements”); and (c) that certain Purchase and Sale Agreement effective as of December 1, 2002, by and among Exxon and Jetta Operating Company (as amended, modified, or supplemented from time to time, the “Thompson PSA”) and the related Performance Guarantee.9 All rights and Claims pursuant to the Escrow Agreements and the Thompson PSA (including the Performance Guarantee) shall be Reinstated under the Plan.
56.Exxon shall be deemed to have opted out of the Third-Party Releases contained in Article VIII.C of the Plan.
57.Nothing contained in the Plan or this Confirmation Order shall act to (a) determine any Cure Amount with regard to any of the Exxon Entities, or (b) preclude any netting (either based on setoff or recoupment) in the ordinary course of business by any of the Exxon Entities.
58.Exxon owns mineral interests in properties subject to the following described Unit Agreements and Unit Operating Agreements (collectively, the “Unit Agreements”): (a) Unit Agreement East Mallalieu Field Unit, East Mallalieu Field, Lincoln County, Mississippi, dated July 8, 2003, including the Unit Operating Agreement East Mallalieu Field Unit, East Mallalieu Field, Lincoln County, Mississippi, also dated July 8, 2003, (b) Unit Operating Agreement, West Hastings Unit, Brazoria and Galveston Counties, Texas, dated December 20, 1984, and (c) Unit

________________________

8
Denbury Resources Inc. is the successor by merger to the Bell Creek Escrow Agreement. As used herein, the term “Bell Creek Escrow Agreement” shall include the related Purchase and Sale Agreement between Exxon, Richardson Production Company and Richardson Operating Company effective May 1, 1996, as amended, assigned and assumed.

9	The Thompson PSA was assigned to Denbury Onshore, LLC. Denbury Resources Inc. executed a Performance Guarantee in favor of Exxon effective as of June 1, 2012.

Agreement West Hastings Unit, Brazoria and Galveston Counties, dated July 20, 1984. For the avoidance of doubt, Exxon’s mineral interests subject to any of the Unit Agreements shall be subject to Article IV.E of the Plan.
59.Provisions Regarding Non-Bankruptcy Professionals.  For the avoidance of doubt, any law firms, attorneys, accountants, consultants, and other non-attorney professionals utilized by the Debtors in the ordinary course of business are entitled to, and may be paid on account of, prepetition or administrative claims, as applicable, for fees and expenses that are accrued and unpaid as of the Effective Date.
60.Provisions Regarding the Giacometto Litigation. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, including but not limited to Article VII(A) and Article VIII(E) in the Plan, the litigation brought by Giacometto Ranch Inc., Tom Giacometto, Lawrence Giacometto, and Robert Giacometto against Debtor Denbury Onshore LLC and Debtor Denbury Operating Company in the United States District Court for the District of Montana (the “Montana District Court”), styled Giacometto Ranch Inc. v. Denbury Onshore LLC, Cause No. 16-cv-145-SPW-JCL (D. Mont. 2016) (the “Giacometto Litigation”), shall be adjudicated in the Montana District Court and shall be permitted to proceed as of the date of entry of this Confirmation Order.
61.Provisions Regarding the MonexCO2 Agreements. Notwithstanding anything else to the contrary in the Plan or this Confirmation Order, these provisions will govern the treatment of the Claims of MonexCO2 LLC (“MonexCO2”): (i) nothing provided in the Plan or this Confirmation Order shall affect or impair any of MonexCO2’s Claims, including without limitation any Cure Amounts, and/or rights in connection with the Debtors’ oil and gas leases, the Debtors’ oil and gas properties, MonexCO2’s non-operating working interests in the Debtors’ oil and gas properties, and its rights arising from its position as a counterparty to the Debtors’ joint operating agreements; and (ii) such Claims, rights and interests shall not be impaired, waived, expunged, discharged, or otherwise impacted in any manner by any of these Chapter 11 Cases, provisions of the Plan, or Final Order by the Bankruptcy Court (except for the Order (I) Authorizing Payment of Mineral Payments, Working Interest Disbursements, and Non-Operating Working Interest Expenses and (II) Granting Related Relief [Docket No. 63]); provided that, in each case, all rights and defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved.
62.Notwithstanding anything else to the contrary in the Plan or this Confirmation Order, MonexCO2’s Claims, including with respect to its joint-interest billings or other similar working interests, shall be Reinstated under the Plan. For the avoidance of doubt, MonexCO2 shall not be required to file any Proofs of Claim with respect to any Claims or any Cure Amounts, and upon the Effective Date, MonexCO2 may pursue to final judgment any Claims it may have against the Debtors and/or Reorganized Debtors in Cause No. DC-20-05209, MonexCO2, LLC v. Denbury Onshore, LLC, pending in the 192nd Judicial District Court of Texas, Dallas County, free of any res judicata, collateral estoppel, waiver, bar, or similar defense by Debtors and/or Reorganized Debtors which, but for this provision, might otherwise arise as a result of this Confirmation Order, the Plan, or the Chapter 11 Cases; provided however that all rights and defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved with respect to such Claims.
63.Provisions Regarding Texas Petroleum Investment Company. Notwithstanding anything to the contrary, nothing in the Plan, the Plan Supplement, the Restructuring Transactions or this Confirmation Order, shall affect any and all rights, claims,

Causes of Action, and defenses by and between the Debtors and the Reorganized Debtors, on the one hand, and Texas Petroleum Investment Company (“TPIC”), on the other hand, and TPIC shall not be required to file a Proof of Claim in these chapter 11 cases.  The rights, claims, Causes of Action, and defenses of TPIC shall be Reinstated under the Plan.
64.Provisions Regarding Seitel. Nothing in the Plan or this Confirmation Order shall be construed to authorize or permit: (i) the transfer of any seismic, geological or geophysical data or intellectual property owned by Seitel Data, Ltd., Seitel, Inc., DDD Energy, Inc., and other affiliates (collectively, “Seitel”); or (ii) the assumption and/or assignment or modification of any master license agreement and/or supplemental agreements between Seitel and any Debtor (the “Seitel Agreements”), which such assumption and/or assignment or modification, if any, is subject to subsequent court order after notice to Seitel and an opportunity to respond; provided however that the Debtors and the Reorganized Debtors are authorized to continue operating under the Seitel Agreements in the ordinary course of business until such agreements are deemed assumed, assumed and assigned, or rejected; provided further that all rights and defenses of the Debtors, the Reorganized Debtors, and Seitel under non-bankruptcy law are reserved and preserved with respect to such Seitel Agreements.
65.Provisions Regarding WesternGeco and Fairfield.  Nothing in the Plan, Plan Supplement, any Assumed Executory Contracts and Unexpired Leases Schedule, any Rejected Executory Contract and Unexpired Leases Schedule, or this Confirmation Order shall be construed as authorizing, permitting, causing or resulting in:  (i) the transfer of any seismic, geological or geophysical data, derivatives or interpretations thereof (collectively the “Materials”) or intellectual property owned by WesternGeco LLC, or its affiliates (“WesternGeco”) and/or owned by Fairfield Industries Incorporated d/b/a Fairfield Geotechnologies f/k/a FairfieldNodal or its

affiliates (“Fairfield”); or (ii) the assumption, assumption and assignment, rejection, modification or release (including with respect to any change in ownership or control provisions) of any master license agreement, license agreement and/or supplemental or related agreements between WesternGeco and any Debtor (the “WesternGeco Agreements”) and/or between Fairfield and any Debtor (the “Fairfield Agreements”), which such assumption or assumption and assignment, rejection, modification, or release, if any, is subject to subsequent court order after notice to WesternGeco or Fairfield, as applicable, and an opportunity to respond; provided however that the Debtors and the Reorganized Debtors are authorized to continue operating under the WesternGeco Agreements and the Fairfield Agreements in the ordinary course of business until the earliest of (i) the date such agreements are deemed assumed, assumed and assigned, or rejected or (ii) sixty (60) days from the entry of the Confirmation Order; provided further that all rights and defenses of the Debtors, the Reorganized Debtors, WesternGeco, and Fairfield under non-bankruptcy and bankruptcy law, and all objections of WesternGeco and Fairfield (and the Debtors’ and the Reorganized Debtors’ rights and defenses with respect thereto) to the terms of the Plan, insofar as they should relate or be applied to WesternGeco and Fairfield and regarding assumption or assumption and assignment, are reserved and preserved with respect to such WesternGeco Agreements and Fairfield Agreements.
66.Provisions Regarding Archrock. Notwithstanding anything contained in the Plan, any Plan Supplement, or this Confirmation Order to the contrary, the Archrock Contracts (as defined below) are assumed under the Plan, and the Debtors and Reorganized Debtors shall pay Archrock Partners Operating LLC (“Archrock”) all postpetition and post-Effective Date amounts owed to Archrock in the ordinary course of business, pursuant to the Master Compression Services Agreement dated May 15, 2012, and three (3) related Schedule A’s (collectively, the “Archrock

Contracts”), between Archrock (as successor to EXLP Operating LLC), and Denbury Onshore, LLC; provided that if there is any dispute regarding such payments to Archrock, Archrock may file a claim with the Bankruptcy Court, and the rights of Archrock and the Debtors or Reorganized Debtors with respect to such amounts are reserved and preserved.
67.Provisions Regarding Surety Bonds. Notwithstanding any contrary provision of the Plan or this Confirmation Order, on the Effective Date: (i) all of the Debtors’ obligations and commitments to any surety bond provider, including without limitation, obligations under any indemnity agreements, shall be deemed reinstated and reaffirmed, and shall be continuing obligations of the Reorganized Debtors; (ii) all bonded obligations of the Debtors for which such surety bonds secure performance by the Debtors shall be deemed assumed by the Debtors and shall be unimpaired by the Plan or this Confirmation Order; and (iii) to the extent any of the obligations and commitments set forth in this provision are secured by collateral, such collateral shall remain in place as continuing security.  Nothing in the Plan or this Confirmation Order shall be deemed to (i) modify or impair the rights of any party under the Debtors’ surety bonds, related indemnity agreements, or applicable law; (ii) require any surety bond provider to issue any new surety bonds or extensions or renewals of any surety bonds; or (iii) affect the sureties’ respective rights (only to the extent such rights exist with respect to the surety bonds, indemnity agreements or under applicable law) to require the Reorganized Debtors to execute and deliver to the sureties new indemnity agreements containing such new or additional terms as the sureties may require in their discretion.
68.Provisions Regarding Chubb. Notwithstanding anything to the contrary in this Confirmation Order, the Disclosure Statement, the Plan (including, but not limited to, Plan sections IV.P, V.A and V.I), the Plan Supplement, the Exit Facility Documents, the Exit Facility Term

Sheet, the Restructuring Support Agreement, any notice of Cure Amount, any bar date notice or claim objection, any document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction or requires a party to opt out of any releases):

a.
in addition to Article V.F of the Plan, the Debtors and Reorganized Debtors (i) shall on the Effective Date jointly and severally assume pursuant to sections 105 and 365 of the Bankruptcy Code all of the insurance policies issued at any time and for any line of coverage to any of the Debtors (or their predecessors) by ACE American Insurance Company, Federal Insurance Company or any of their U.S.-based affiliates or successors (collectively, “Chubb”) and all agreements, documents and instruments relating thereto, each as amended, modified or supplemented and including any exhibit or addenda thereto (collectively and including any D&O Liability Insurance Policies and other director and officer liability insurance policies issued at any time by Chubb, the “Chubb Insurance Program”) in their entirety and pursuant to their terms and conditions which shall not be altered in any way; and (ii) unless otherwise permitted under the terms and conditions of the Chubb Insurance Program or applicable non-bankruptcy law, shall not sell, assign, or otherwise transfer any of the Chubb Insurance Program (including, without limitation, to any Affiliates) except with the express written consent of the Chubb Companies;

b.
the Reorganized Debtors on and after the Effective Date shall be liable in full for all of the obligations and amounts arising under the Chubb Insurance Program, regardless of whether  they arise or become due before or after the Effective Date (collectively, the “Chubb Obligations”), without the need or requirement for Chubb to file or serve any objection to a notice of proposed Cure Amount (or lack of such notice) or to file or serve a request, motion, or application for payment of or proof of any Claim or Administrative Expense Claim (and, for the avoidance of doubt, Chubb shall not be subject to any Claim bar date or similar deadline or provision of the Plan governing a Cure Amount or Administrative Expense Claim); provided however that this shall not be construed as an admission by the Debtors and the Reorganized Debtors that such Chubb Obligations exist, and all rights and defenses of the Debtors, the Reorganized Debtors, and Chubb under non-bankruptcy law are reserved and preserved with respect to such Chubb Obligations; and

c.
the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy

Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against Chubb under applicable non-bankruptcy law to proceed with their claims; (II) Chubb to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) all workers’ compensation claims, (B) all claims where a claimant asserts a direct claim against Chubb under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article VIII of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (III) subject to and to the extent permissible under the terms of the Chubb Insurance Program and/or applicable non-bankruptcy law, Chubb to (A) cancel any policies under the Chubb Insurance Program, and (B) take other actions relating to the Chubb Insurance Program (including effectuating a setoff).
69.Provisions Related to APMTG Helium, LLC. Consistent with the Stipulation and Order Granting Relief from the Automatic Stay [Docket No. 140], notwithstanding anything in the Plan or this Confirmation Order to the contrary, the pending litigation, styled as Denbury Onshore, LLC and Denbury Resources Inc. v. APMTG Helium, LLC (Case No. S-19-0172) (the “APMTG Action”), shall proceed in, and may be liquidated to a final judgment by, the Wyoming Supreme Court or by further actions as directed by the Wyoming Supreme Court. The injunction described in Article VIII(E) of the Plan shall not enjoin APMTG and Debtors Denbury Resources Inc. and Denbury Onshore, LLC from participating in the APMTG Action. For the avoidance of doubt, any actions based upon further instructions received from the Wyoming Supreme Court in connection with the APMTG Action shall not be enjoined.
70.Any Claim of APMTG Helium, LLC (“APMTG”) against the Debtors arising from (a) the APMTG Action or (b) any rejection of the Amended and Restated Helium Feedgas Agreement, dated May 23, 2013, between Denbury Onshore, LLC and APMTG (the “APMTG Contract”) shall be paid in full in Cash (less any amount collected from insurance proceeds, letters of credit, and supersedeas bonds) under the Plan as a Class 8 General Unsecured Claim. Nothing in the Plan or this Confirmation Order shall restrict the ability of APMTG to access any letter of credit or supersedeas bond that secures any judgment in the APMTG Action.
71.All rights, arguments, and defenses of the Debtors, the Reorganized Debtors, and APMTG are reserved and preserved with respect to the APMTG Action, any Claims of or against APMTG, and any letter of credit and/or supersedeas bond, including whether the APMTG Contract is an executory contract or terminated prepetition or otherwise.
72.Provisions Related to Jetta. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, any and all rights, Claims, and Causes of Action against the Debtors held by Jetta-Thompson LP and Jetta Operating Company, Inc. (collectively, “Jetta”) shall be Reinstated under the Plan and Jetta shall not be required to file a Proof of Claim; provided that all rights and all defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved with respect to such Claims and/or Causes of Action.  Jetta and its affiliates (including but not limited to Bird 2000 Limited Partnership and Jetta Production Company, Inc.) shall be deemed to have opted out of the Third-Party Releases contained in Article VIII.C of the Plan.
73.Provisions Related to Hess Corporation. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, any amounts owed to the Hess Corporation (“Hess”) by the Debtors pursuant to that certain Settlement Agreement as approved in the Agreed Order dated June 26, 2020 (the “Hess Settlement”) that were due and owing as of the Effective Date shall be paid to Hess upon the Effective Date or as soon as reasonably practicable thereafter. The Debtors shall perform any of its obligations under the Hess Settlement that arise after the Effective Date, including paying any post-Effective Date amounts owed to Hess pursuant to the Hess Settlement, in the ordinary course of business in accordance with the terms of the Hess

Settlement. Hess shall be deemed to have opted out of the Third-Party Releases contained in Article VIII.C of the Plan. Neither the Plan nor this Confirmation Order shall affect any rights, duties, or obligations of the Debtors and/or the Reorganized Debtors or Hess under any of the agreements that they or their predecessors entered into prior to the Petition Date, including, but not limited to, the April 17, 1996 purchase agreement regarding oil and gas wells and leases in the Bayou Des Allemands Field.
74.Provisions Related to Elk Grieve. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, any Claims against the Debtors held by Elk Grieve Project, LLC and Elk Grieve Pipeline, LLC, each through Elk Petroleum, Inc. (collectively, including any successors or assigns, “Elk Grieve”) shall be Reinstated under the Plan with all defenses and rights of setoff and/or recoupment reserved and preserved; provided that all rights and defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved with respect to such Claims.  For the avoidance of doubt, the (a) Unit Operating Agreement, Mortgage and Finance Statement dated February 1, 2016, and all agreements related thereto, and (b) the Elk Grieve Pipeline Arrangement, and all agreements related thereto, (collectively, the “Elk Grieve Contracts”) shall remain unimpaired and be Reinstated under the Plan, and the Debtors or Reorganized Debtors, as applicable, shall pay Elk Grieve all postpetition and post-Effective Date amounts owed to Elk Grieve in the ordinary course of business in accordance with the terms of the Elk Grieve Contracts.  Elk Grieve shall be deemed to have opted out of the Third-Party Releases contained in Article VIII.C of the Plan.
75.Provisions Related to the Plano Lease. Notwithstanding Article V.A of the Plan, with respect to the lease agreement (as amended, restated, or supplemented from time to time) dated March 10, 2010 (the “Plano Lease”) between Debtor Denbury Onshore, LLC, as tenant, and

Denbury Resources Inc., as guarantor, and Texas Plano Office L.L.C. and its predecessors in interest (the “Plano Landlord”), unless the Debtors and the Plano Landlord agree otherwise in writing, the Plano Lease will be rejected effective as of September 30, 2020 (the “Plano Rejection Date”), and any allowed claim for damages resulting from such rejection shall be satisfied pursuant to the Plan as a Class 8 General Unsecured Claim and shall be paid in full in Cash; provided that all rights and defenses of the Debtors and the Reorganized Debtors are reserved and preserved with respect to such rejection damages claim.  For the avoidance of doubt, and unless the Debtors and/or the Reorganized Debtors and the Plano Landlord agree otherwise in writing, the Debtors or the Reorganized Debtors, as applicable, shall surrender the premises that are the subject of the Plano Lease on or before the Plano Rejection Date.
76.Provisions Related to the Reata Sublease. The Claim of Reata Pharmaceuticals, Inc. (“Reata”) for rejection damages resulting from the rejection of the Sublease Agreement between Denbury Onshore, LLC and Reata dated November 30, 2018, as amended, shall be a Class 8 General Unsecured Claim under the Plan and shall be paid by the Debtors or the Reorganized Debtors in full in Cash either (a) in accordance with any agreement between Denbury Onshore, LLC, or any other Debtor or Reorganized Debtor and Reata respecting such Claim, or (b) if there is no such agreement, no later than 14 days after the date on which the Bankruptcy Court (or any other court of competent jurisdiction) enters an order adjudicating or Allowing such Claim; provided however that all rights and defenses of the Debtors and the Reorganized Debtors are reserved and preserved with respect to such rejection damages claim; provided further however that nothing in this Confirmation Order or the Plan (and specifically Articles VI or VIII thereof) shall (or shall be deemed to) waive, release, impair, or adversely affect any rights of offset or recoupment that Reata may possess in respect of such Claims.  Reata shall be deemed to have opted out of the Third-Party Releases contained in Article VIII.C of the Plan.
77.Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions, and this Confirmation Order.
78.Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Court that is in existence upon entry of this Confirmation Order shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.
79.Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided that any such deletion or modification must be consistent with the Restructuring Support Agreement; and (c) nonseverable and mutually dependent.
80.Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan (subject to any applicable consents or consultation rights set forth therein) and the Restructuring Support Agreement. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X.A of the Plan.
81.Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.
82.Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to File any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not Filed as of the Confirmation Date.
83.Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

84.Exemption from Registration Requirements. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New DNR Equity and the Warrants, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities. In addition, under section 1145 of the Bankruptcy Code, such New DNR Equity and Warrants will be freely tradable in the United States by the recipients thereof, subject to the provisions of (a) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (b) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, and (c) any restrictions in the New Organizational Documents or Registration Rights Agreement.
85.Statutory Fees and Reporting. All monthly and quarterly reports shall be filed in a form reasonably acceptable to the U.S. Trustee, and all fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid, by each of the Reorganized Debtors (or the Distribution Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Debtor’s Chapter 11 Case or an order of dismissal or conversion, whichever comes first.
86.Notices of Confirmation and Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order and the occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Confirmation Order and Effective Date Notice”), in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Interests and the Core Notice Parties within ten (10) Business Days after the Effective Date.

Notwithstanding the above, no notice of Confirmation or Consummation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The Combined Notice and the Confirmation Order and Effective Date Notice are adequate under the particular circumstances of these Chapter 11 Cases and no other or further notice is necessary.
87.Failure of Consummation. If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (ii) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.
88.Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under section 1101(2) of the Bankruptcy Code.
89.Waiver of 14-Day Stay. Notwithstanding Bankruptcy Rule 3020(e), this Confirmation Order is effective immediately and not subject to any stay.
90.References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.
91.Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.
92.Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.
93.Termination of Challenge Period. The Challenge Period (as defined in the DIP Orders) is terminated as of the date set forth in the DIP Orders, and the stipulations, admissions, findings, and release contained in the DIP Orders shall be binding on the Debtors’ estates and all parties in interest as of the date set forth in the DIP Orders.
94.Final Order. This Confirmation Order is a Final Order and the period in which an appeal must be Filed shall commence upon the entry hereof.
95.Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

Houston, Texas
Dated:September 02, 2020
/s/ David R. Jones
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

Exhibit A
Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
DENBURY RESOURCES INC., et al.,	)	Case No. 20-33801 (DRJ)
)
Debtors.	)
)
JOINT CHAPTER 11 PLAN OF REORGANIZATION OF DENBURY
RESOURCES INC. AND ITS DEBTOR AFFILIATES (TECHNICAL MODIFICATIONS)

THIS CHAPTER 11 PLAN IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION.

Joshua A. Sussberg, P.C. (admitted pro hac vice)	David L. Eaton (admitted pro hac vice)
Christopher Marcus, P.C. (admitted pro hac vice)	KIRKLAND & ELLIS LLP
Rebecca Blake Chaikin (admitted pro hac vice)	KIRKLAND & ELLIS INTERNATIONAL LLP
KIRKLAND & ELLIS LLP	300 North LaSalle Street
KIRKLAND & ELLIS INTERNATIONAL LLP	Chicago, Illinois 60654
601 Lexington Avenue	Telephone: (312) 862-2000
New York, New York 10022	Facsimile: (312) 862-2200
Telephone: (212) 446-4800	Email: david.eaton@kirkland.com
Facsimile: (212) 446-4900
Email: joshua.sussberg@kirkland.com	-and-
christopher.marcus@kirkland.com
rebecca.chaikin@kirkland.com	Matthew D. Cavenaugh (TX Bar No. 24062656)
Vienna F. Anaya (TX Bar No. 24091225)
Victoria Argeroplos (TX Bar No. 24105799)
JACKSON WALKER L.L.P. 1401 McKinney Street, Suite 1900
Houston, Texas 77010
Telephone: (713) 752-4200
Facsimile: (713) 752-4221

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: September 2, 2020
________________________

[1]
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Denbury Resources Inc. (7835); Denbury Air, LLC (7621); Denbury Brookhaven Pipeline Partnership, LP (6322); Denbury Brookhaven Pipeline, LLC (6471); Denbury Gathering & Marketing, Inc. (6150); Denbury Green Pipeline-Montana, LLC (6443); Denbury Green Pipeline-North Dakota, LLC (7725); Denbury Green Pipeline-Riley Ridge, LLC (2859); Denbury Green Pipeline-Texas, LLC (2301); Denbury Gulf Coast Pipelines, LLC (0892); Denbury Holdings, Inc. (1216); Denbury Onshore, LLC (7798); Denbury Operating Company (7620); Denbury Pipeline Holdings, LLC (0190); Denbury Thompson Pipeline, LLC (0976); Encore Partners GP Holdings, LLC (N/A); Greencore Pipeline Company, LLC (9605); Plain Energy Holdings, LLC (0543).  The location of Debtor Denbury Resources Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 5320 Legacy Drive, Plano, Texas 75024.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	12
C.	Computation of Time	13
D.	Governing Law	13
E.	Reference to Monetary Figures	13
F.	Reference to the Debtors or the Reorganized Debtors	13
G.	Controlling Document	13
H.	Consent Rights	13

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		14
A.	Administrative Claims	14
B.	Professional Fee Claims	14
C.	DIP Facility Claims	15
D.	Priority Tax Claims	15

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		15
A.	Classification of Claims and Interests	15
B.	Treatment of Claims and Interests	16
C.	Special Provision Governing Unimpaired Claims	20
D.	Elimination of Vacant Classes	20
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	20
F.	Intercompany Interests	20
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	20
H.	Controversy Concerning Impairment	21
I.	Subordinated Claims and Interests	21

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		21
A.	General Settlement of Claims and Interests	21
B.	Restructuring	21
C.	Reorganized Debtors	22
D.	Sources of Consideration for Plan Distributions	22
E.	Holders of Working and Similar Interests	23
F.	Corporate Existence	23
G.	Vesting of Assets in the Reorganized Debtors	24
H.	Cancellation of Existing Securities and Agreements	24
I.	Corporate Action	25
J.	New Organizational Documents	25
K.	Indemnification Provisions in Organizational Documents	25
L.	Directors and Officers of the Reorganized Debtors	26
M.	Effectuating Documents; Further Transactions	26
N.	Section 1146 Exemption	26
O.	Registration Rights Agreement	26
P.	Director and Officer Liability Insurance	26
Q.	Management Incentive Plan	27
R.	Employee and Retiree Matters and Benefits	27
S.	Preservation of Causes of Action	27
T.	Restructuring Expenses	28

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		28
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	28

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	30
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	30
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	31
E.	Indemnification Obligations	31
F.	Insurance Policies	31
G.	Reservation of Rights	31
H.	Nonoccurrence of Effective Date	31
I.	Employee Compensation and Benefits	32
J.	Contracts or Leases Entered Into After the Petition Date	32

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		32
A.	Distributions on Account of Claims or Interests Allowed as of the Effective Date	32
B.	Distribution Agent	33
C.	Rights and Powers of Distribution Agent	33
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	33
E.	Manner of Payment	35
F.	Section 1145 Exemption	35
G.	Compliance with Tax Requirements	35
H.	Allocations	35
I.	No Postpetition Interest on Claims	35
J.	Foreign Currency Exchange Rate	36
K.	Setoffs and Recoupment	36
L.	Claims Paid or Payable by Third Parties	36

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		37
A.	Disputed Claims Process	37
B.	Allowance of Claims	37
C.	Claims Administration Responsibilities	37
D.	Adjustment to Claims or Interests without Objection	38
E.	Estimation of Claims	38
F.	Disallowance of Claims or Interests	38
G.	No Distributions Pending Allowance	38
H.	Distributions After Allowance	39

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		39
A.	Discharge of Claims and Termination of Interests	39
B.	Releases by the Debtors	39
C.	Releases by the Releasing Parties	40
D.	Exculpation	41
E.	Injunction	41
F.	Protections Against Discriminatory Treatment	42
G.	Release of Liens	42
H.	Document Retention	42
I.	Reimbursement or Contribution	43

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		43
A.	Conditions Precedent to the Effective Date	43
B.	Waiver of Conditions	44
C.	Effect of Non‑Occurrence of Conditions	44
D.	Substantial Consummation	44

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		45
A.	Modification and Amendments	45

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B.	Effect of Confirmation on Modifications	45
C.	Revocation or Withdrawal of Plan	45

ARTICLE XI. RETENTION OF JURISDICTION		45

ARTICLE XII. MISCELLANEOUS PROVISIONS		47
A.	Immediate Binding Effect	47
B.	Additional Documents	47
C.	Payment of Statutory Fees	47
D.	Statutory Committee and Cessation of Fee and Expense Payment.	48
E.	Reservation of Rights	48
F.	Successors and Assigns	48
G.	Notices	48
H.	Term of Injunctions or Stays	49
I.	Entire Agreement	49
J.	Exhibits	49
K.	Nonseverability of Plan Provisions	49
L.	Votes Solicited in Good Faith	50
M.	Closing of Chapter 11 Cases	50
N.	Waiver or Estoppel	50

iii

INTRODUCTION
Denbury Resources Inc., Denbury Air, LLC, Denbury Brookhaven Pipeline Partnership, LP, Denbury Brookhaven Pipeline, LLC, Denbury Gathering & Marketing, Inc., Denbury Green Pipeline-Montana, LLC, Denbury Green Pipeline-North Dakota, LLC, Denbury Green Pipeline-Riley Ridge, LLC, Denbury Green Pipeline-Texas, LLC, Denbury Gulf Coast Pipelines, LLC, Denbury Holdings, Inc., Denbury Onshore, LLC, Denbury Operating Company, Denbury Pipeline Holdings, LLC, Denbury Thompson Pipeline, LLC, Encore Partners GP Holdings, LLC, Greencore Pipeline Company, LLC, and Plain Energy Holdings, LLC (each a “Debtor” and, collectively, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
1.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; (c) any adequate protection Claim provided for in the DIP Orders; and (d) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.
2.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
3.“Allowed” means, with respect to a Claim, any Claim (or portion thereof) that (a) is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (c) has been allowed by a Final Order of the Bankruptcy Court. For the avoidance of doubt, (x) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan except as provided in Article V.B of this Plan, (y) the Debtors may deem any Unimpaired Claim to be Allowed in an asserted amount for the purposes of the Plan, and (z) any Claim (or portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim.
4.“Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.
5.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims,

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Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.
6.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
7.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.
8.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.
9.“Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
10.“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.
11.“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claims.
12.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
13.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
14.“Claims and Balloting Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.
15.“Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.
16.“Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
17.“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
18.“Company” means DNR and each of its direct and indirect subsidiaries.
19. “Compensation and Benefits Programs” means all employee employment, wages, compensation, and benefits plans and policies, workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement plans, deferred compensation plans, healthcare plans, disability plans, employment and severance agreements and policies, severance benefit plans, policies, and guidelines (including the Severance Protection Plan),

2

incentive and retention plans (including the plans approved by the board of directors of DNR on June 3, 2020), life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to any of the Debtors’ employees, former employees, retirees, non-employee directors, and other individual service provides, in each case existing with the Debtors as of the immediately prior to the Effective Date.
20.“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.
21.“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
22.“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
23.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), and approving the Disclosure Statement.
24.“Consenting Second Lien Noteholders” has the meaning set forth in the Restructuring Support Agreement.
25.“Convertible Ad Hoc Group” means the ad hoc group of Holders of Convertible Notes represented by Akin Gump Strauss Hauer & Feld LLP.
26.“Convertible Notes” means the 6⅜% Convertible Senior Notes Due 2024 issued under the Convertible Notes Indenture.
27.“Convertible Notes Claims” means any Claims on account of the Convertible Notes.
28.“Convertible Notes Indenture” means that certain indenture governing the Convertible Notes, dated June 19, 2019, by and among DNR, as issuer, the subsidiary guarantors named therein, as guarantors, and the Convertible Notes Trustee.
29.“Convertible Notes Trustee” means Wilmington Savings Fund Society, FSB, as successor trustee under the Convertible Notes Indenture.
30.“Convertible Notes Warrant Package” means 100% of the Series A Warrants, as defined in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.
31.“Consummation” means the occurrence of the Effective Date.
32.“Cure Amounts” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
33.“Debtor Release” means the release set forth in Article VIII.B of the Plan.
34. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

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35.“DIP Agent” means JPMorgan Chase Bank, N.A., or any successor thereto, as administrative agent under the DIP Facility, solely in its capacity as such.
36.“DIP Facility” means the debtor-in-possession financing facility on terms and conditions consistent in all material respects with the Restructuring Support Agreement (including the DIP‑to‑Exit Facility Term Sheet) and the DIP Orders and otherwise in form and substance acceptable to the Debtors, the DIP Agent, and the DIP Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.
37.“DIP Facility Claims” means any Claim derived from, based upon, or secured by the DIP Facility Documents or DIP Orders, including claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under or related to the DIP Facility.
38.“DIP Facility Documents” means any documents governing or related to the DIP Facility (including the DIP Orders), which documents shall be consistent in all material respects with the Restructuring Support Agreement (including the DIP-to‑Exit Facility Term Sheet) and the DIP Orders and otherwise in form and substance acceptable to the Debtors, the DIP Agent, and the DIP Lenders as to such documents and to the Debtors and the DIP Agent as to the DIP Orders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.
39.“DIP Final Order” means the final order authorizing use of cash collateral and debtor-in-possession financing on terms consistent with the DIP-to-Exit Facility Term Sheet, and in form and substance acceptable to the Debtors and the DIP Agent, and reasonably acceptable to the Required Consenting Second Lien Noteholders.
40.“DIP Interim Order” means the interim order authorizing use of cash collateral and debtor-in-possession financing on terms consistent with the DIP-to-Exit Facility Term Sheet, and in form and substance acceptable to the Debtors and the DIP Agent, and reasonably acceptable to the Required Consenting Second Lien Noteholders.
41.“DIP Lenders” means the lenders under the DIP Facility, solely in their capacity as such.
42.“DIP Orders” means the collectively, the DIP Interim Order and the DIP Final Order.
43.“DIP-to-Exit Facility Term Sheet” means the term sheet describing the material terms of the DIP Facility, attached as Annex 2 to the Restructuring Support Agreement.
44.“Disclosure Statement” means the disclosure statement with respect to the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be consistent in all material respects with the Restructuring Support Agreement and the Plan.
45.“Disputed” means, as to a Claim or an Interest, a Claim or an Interest (or portion thereof) (a) that an objection to such Claim or Interest (or portion thereof) has been filed on or before the Effective Date; (b) for which a Proof of Claim is filed; or (c) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; provided that in no event shall a Claim or an Interest (or portion thereof) that is deemed Allowed pursuant to the Plan be a Disputed Claim.
46.“Distribution Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.
47.“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims or Interests entitled to receive distributions under the Plan.

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48.“Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing.
49.“DNR” means Denbury Resources Inc.
50.“Effective Date” means the date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.
51.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
52.“Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.
53.“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.
54.“Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the RBL Agent; (d) the RBL Lenders; (e) the Second Lien Notes Trustee; (f) the Second Lien Ad Hoc Committee and all members thereof; (g) the Convertible Notes Trustee; (h) the Convertible Ad Hoc Group and all members thereof; (i) the DIP Agent; (j) the DIP Lenders; (k) the Exit Facility Agent; (l) the Exit Facility Lenders; (m) with respect to each of the foregoing parties in clauses (a) through (l), each of such party’s current and former predecessors, successors, participants, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; and (n) with respect to each of the foregoing parties in clauses (a) through (m), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors or sub advisors, and other professionals.
55.“Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.
56.“Existing Equity Interests” means the common Interests of DNR, together with any and all outstanding and unexercised or unvested warrants, options, or rights to acquire DNR’s currently outstanding equity.
57.“Existing Equity Warrants Package” means 45.45% of the Series B Warrants, as defined in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.
58.“Exit Commitment Letter” means the commitment letter attached as Annex 2(a) to the Restructuring Support Agreement, and the related fee letters with respect thereto.
59.“Exit Facility” means the revolving credit facility in an aggregate maximum principal amount up to $615,000,000, subject to a conforming borrowing base to be set forth in the Exit Facility Documents and on such other terms and conditions consistent in all material respects with the Restructuring Support Agreement, the DIP-to-Exit Facility Term Sheet, the Exit Commitment Letter, and the Exit Facility Term Sheet, and otherwise in form and substance acceptable to the Debtors, the Exit Facility Agent, and the Exit Facility Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.
60.“Exit Facility Agent” means JPMorgan Chase, N.A., as administrative agent for the Exit Facility, or any successor thereto, solely in its capacity as such.
61.“Exit Facility Documents” means the documents governing the Exit Facility and any other guarantee, security agreement, deed of trust, mortgage, and relevant documentation with respect to the Exit Facility,

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which shall be consistent in all material respects with the Plan, Restructuring Support Agreement, the DIP‑to‑Exit Facility Term Sheet, the Exit Commitment Letter, and the Exit Facility Term Sheet, and otherwise in form and substance acceptable to the Debtors, the Exit Facility Agent, and the Exit Facility Lenders, and reasonably acceptable to the Required Consenting Second Lien Noteholders.
62.“Exit Facility Lenders” means those lenders from time to time party to the Exit Facility Documents, solely in their capacity as such.
63.“Exit Facility Term Sheet” means the term sheet describing the material terms of the Exit Facility, attached as Exhibit A to the Exit Commitment Letter.
64.“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
65.“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
66.“Final Order” means as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
67. “General Unsecured Claim” means any unsecured Claim other than (a) a DIP Facility Claim; (b) an Administrative Claim; (c) a Professional Fee Claim; (d) a Priority Tax Claim; (e) an Other Secured Claim; (f) an Other Priority Claim; (g) a Pipeline Lease Claim; (h) a Hedge Claim; (i) an RBL Claim; (j) a Second Lien Notes Claim; (k) a Convertible Notes Claim; (l) a Subordinated Notes Claim; or (m) an Existing Equity Interest, against one or more of the Debtors.
68.“Governance Term Sheet” means the term sheet attached to the Restructuring Support Agreement as Annex 4 setting forth the terms of certain agreements related to the corporate governance of the Reorganized Debtors.
69.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
70.“Holder” means an Entity holding a Claim or Interest, as applicable.
71.“Hedge Claim” means any Claim arising from commodity hedge transactions pursuant to an ISDA Master Agreement and Schedules thereto.
72.“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
73.“Indemnification Obligations” means each of the Debtors’ indemnification provisions in place, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.
74.“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate.
75.“Intercompany Interest” means any Interest in a Debtor held by another Debtor and, for the avoidance of doubt, excludes the Existing Equity Interests.

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76.“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.
77.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as amended from time to time.
78.“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
79.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
80.“Management Compensation Term Sheet” means the term sheet setting forth the terms of the Management Incentive Plan, which shall be included in the Plan Supplement.
81.“Management Employment Agreements” means, collectively, the employment agreements between the Debtors and the Debtors’ Chief Executive Officer and Chief Financial Officer in the forms agreed to and in effect on the Petition Date.
82.“Management Incentive Plan” means any equity incentive program for the members of the management team of the Reorganized Debtors to be established as contemplated in the Plan, and in accordance with the Restructuring Support Agreement and the Definitive Documents.
83.“New Board” means the board of directors of the Reorganized Debtors appointed in accordance with the terms of the Governance Term Sheet. The identities of directors on the New Board shall be set forth in the Plan Supplement.
84.“New DNR Equity” means the common equity in Reorganized DNR.
85.“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents, as applicable, which shall be consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), the Governance Term Sheet, this Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement.
86.“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
87.“Other Secured Claim” means any Secured Claim, other than a DIP Facility Claim, Hedge Claim, RBL Claim, Pipeline Lease Claim, or Second Lien Notes Claim, including any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
88.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
89.“Petition Date” means the first date on which any of the Debtors commences a Chapter 11 Case.
90.“Pipeline Lease” means that certain Pipeline Financing Agreement, dated as of May 30, 2008 (as amended, restated, amended and restated, supplemented, or otherwise modified) by and between Genesis NEJD Pipeline, LLC, as lessor, and Denbury Onshore, LLC as lessee.

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91.“Pipeline Lease Claim” means any Claim arising under, derived from, based on, or secured pursuant to the Pipeline Lease.
92.“Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with this Plan.
93.“Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of the Plan.
94.“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein) and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than seven (7) days before the Plan Objection Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Leases Schedule; (d) the Rejected Executory Contracts and Unexpired Leases Schedule; (e) the Schedule of Retained Causes of Action; (f) the Exit Facility Documents; (g) the Management Compensation Term Sheet; (h) the Warrants Agreement; and (i) the Registration Rights Agreement. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement through the Effective Date as set forth in this Plan and in accordance with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein).
95.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
96.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
97.“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
98.“Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B hereof.
99.“Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
100.“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.
101.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
102.“RBL Agent” means JPMorgan Chase Bank, N.A., and any successor thereto, solely in its capacity as successor agent under the RBL Credit Agreement.
103.“RBL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 9, 2014 (as amended, restated, amended, and supplemented or otherwise modified prior to the date hereof), by and among DNR, as borrower, the RBL Lenders, as lenders, and the RBL Agent.

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104.“RBL Claim” means any Claim arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement.
105.“RBL Lenders” means the lenders under the RBL Credit Agreement, from time to time.
106.“RBL Loans” means any loan made under the RBL Credit Agreement.
107.“Registration Rights Agreement” means the registration rights agreement to be entered into on the Effective Date by Reorganized DNR and the Registration Rights Parties, the terms of which shall be consistent in all material respects with the Governance Term Sheet.
108.“Registration Rights Parties” means the Consenting Second Lien Noteholders and any recipient of New DNR Equity that receives (together with its affiliates and related funds) 4% or more of the voting Securities of Reorganized DNR issued pursuant to this Plan.
109.“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the Holder’s legal, equitable, and contractual rights on account Hof such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.
110.“Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.
111.“Released Party” means each of the following, solely in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) the RBL Agent; (d) the RBL Lenders; (e) the Second Lien Notes Trustee; (f) the Second Lien Noteholders; (g) the Second Lien Ad Hoc Committee, and all members thereof; (h) the Convertible Notes Trustee; (i) the Convertible Noteholders; (j) the Convertible Ad Hoc Group, and all members thereof; (k) the Subordinated Notes Trustee; (l) the Subordinated Noteholders; (m) the DIP Agent; (n) the DIP Lenders; (o) the Exit Facility Agent; (p) the Exit Facility Lenders; (q) with respect to each of the foregoing parties in clauses (a) through (p), each of such party’s current and former predecessors, successors, participants, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; (r) with respect to each of the foregoing parties in clauses (a) through (q), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors, and other professionals; and (s) all Holders of Claims or Interests, provided that any Holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan by the Plan Objection Deadline, or (z) timely votes to reject the Plan shall not be a “Released Party.”
112.“Releasing Parties” means each of the following, solely in its capacity as such: (a) the RBL Agent; (b) the RBL Lenders; (c) the Second Lien Notes Trustee; (d) the Second Lien Noteholders; (e) the Second Lien Ad Hoc Committee, and all members thereof; (f) the Convertible Notes Trustee; (g) the Convertible Noteholders; (h) the Convertible Ad Hoc Group, and all members thereof; (i) the Subordinated Notes Trustee; (j) the Subordinated Noteholders; (k) the DIP Agent; (l) the DIP Lenders; (m) the Exit Facility Agent; (n) the Exit Facility Lenders; (o) with respect to the foregoing clauses (a) through (n), each of such party’s current and former predecessors, successors, participants, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity Holders or beneficiaries, funds, portfolio companies, and management companies; (p) with respect to each of the foregoing parties in clauses (a) through (o), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors, and other professionals; and (q) all Holders of Claims or Interests; provided that any Holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained

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in the Plan by the Plan Objection Deadline, or (z) timely votes to reject the Plan shall not be a “Releasing Party.”
113.“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring.
114.“Reorganized DNR” means DNR, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto.
115.“Required Consenting Convertible Noteholders” means, as of any time of determination, beneficial Holders of (or investment advisors, sub‑advisors, or managers of discretionary accounts that hold) at least 50.01% of the aggregate outstanding principal amount of the Convertible Notes subject to the Restructuring Support Agreement.
116.“Required Consenting Creditors” means, collectively, the Required Consenting RBL Lenders, the Required Consenting Second Lien Noteholders, and the Required Consenting Convertible Noteholders.
117.“Required Consenting RBL Lenders” means, as of any time of determination, beneficial Holders of (or investment advisors, sub‑advisors, or managers of discretionary accounts that hold) at least 50.01% of the aggregate outstanding principal amount of the RBL Loans subject to the Restructuring Support Agreement.
118.“Required Consenting Second Lien Noteholders” means, as of any time of determination, (a) beneficial Holders of (or investment advisors, sub‑advisors, or managers of discretionary accounts that hold) at least 50.01% of the aggregate outstanding principal amount of the Second Lien Notes subject to the Restructuring Support Agreement that are members of the Second Lien Ad Hoc Committee and (b) constituting at least two (2) members of the Second Lien Ad Hoc Committee, as set forth in the Restructuring Support Agreement.
119.“Restructuring” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, and the Restructuring Support Agreement, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B hereof.
120.“Restructuring Expenses” means, collectively, all reasonable and documented fees and expenses to be paid pursuant to section 14.02 of the Restructuring Support Agreement.
121.“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of July 28, 2020, by and among (a) the Debtors, and (b) each RBL Lender, Second Lien Noteholder, and Convertible Noteholder that executes a signature page to the Restructuring Support Agreement, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.
122.“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.
123.“Second Lien Ad Hoc Committee” means the ad hoc committee of Holders of Second Lien Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, PJT Partners LP, and any local or foreign advisors.
124.“Second Lien Notes” means collectively, the: (a) 9% Senior Secured Second Lien Notes Due 2021, issued under the Indenture, dated as of May 10, 2016, (b) 9¼% Senior Secured Second Lien Notes Due 2022, issued under the Indenture, dated as of December 6, 2017, (c) 7½% Senior Secured Second Lien Notes Due 2024, issued under the Indenture, dated as of August 21, 2018, and (d) 7¾% Senior Secured Second Lien Notes Due 2024, issued

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under the Indenture, dated as of June 19, 2019, each by and among DNR, certain of its subsidiaries, and the Second Lien Notes Trustee.
125.“Second Lien Notes Claims” means any Claims on account of Second Lien Notes.
126.“Second Lien Notes Indentures” means those certain indentures governing the Second Lien Notes, dated as of May 10, 2016, December 6, 2017, August 21, 2018, and June 19, 2019, each by and among DNR, certain of its subsidiaries, and the Second Lien Notes Trustee.
127. “Second Lien Notes Trustee” means Wilmington Trust, National Association as Trustee and Collateral Trustee under the Second Lien Notes.
128.“Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
129.“Securities Act” means the Securities Act of 1933, as amended, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.
130.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.
131.“Series A Warrants” has the meaning set forth in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.
132.“Series B Warrants” has the meaning set forth in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.
133.“Subordinated Notes” means, collectively, the: (a) 6⅜% Senior Subordinated Notes Due 2021, issued under the Indenture, dated as of February 17, 2011, (b) 5½% Senior Subordinated Notes Due 2022, issued under the Indenture, dated as of April 30, 2014, and (c) 4⅝% Senior Subordinated Notes Due 2023, issued under the Indenture, dated as of February 5, 2013, each by and among DNR, certain of its subsidiaries, and the Subordinated Notes Trustee.
134.“Subordinated Notes Claims” means any Claims on account of the Subordinated Notes.
135.“Subordinated Notes Indentures” means those certain indentures governing the Subordinated Notes, dated as of February 17, 2011, April 30, 2014, and February 5, 2013, each as supplemented and by and among DNR, certain of its subsidiaries, and the Subordinated Notes Trustee.
136.“Subordinated Notes Trustee” means Delaware Trust Company, as successor trustee under the Subordinated Notes.
137.“Subordinated Notes Warrant Package” means 54.55% of the Series B Warrants, as defined in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.
138.“Third‑Party Release” means the releases set forth in Article VIII.C of the Plan.
139.“U.S. Trustee” means the United States Trustee for the Southern District of Texas.
140.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

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141.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.
142.“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
143.“Warrants” mean the warrants issued by the Debtors on the Effective Date in accordance with the terms set forth in the Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 3.
144.“Warrants Agreement” means that certain agreement providing for, among other things, the issuance and terms of the Warrants, which shall be included in the Plan Supplement, on terms and conditions consistent in all material respects with the Plan and the Warrants Term Sheet.
145.“Warrants Term Sheet” means the term sheet governing the issuance of Warrants attached to the Restructuring Support Agreement as Annex 3.

B.	Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan and without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (16)  references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (17) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (18) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

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C.	Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consent Rights.
Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the annexes and exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein. Failure to reference the rights referred to in this paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights or obligations.

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ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.
Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of such an Allowed Administrative Claim will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims.
1.Final Fee Applications and Payment of Professional Fee Claims.
All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.
2.Professional Fee Escrow Account.
As soon as possible after Confirmation and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The Professional Fee Claims shall be paid in Cash to the Professionals from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.
3.Professional Fee Amount.
Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for

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payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
4.Post-Confirmation Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	DIP Facility Claims
On the Plan Effective Date, each Holder of a DIP Facility Claim shall be deemed to hold an Allowed Claim and shall receive its pro rata share of participation in the Exit Facility.

D.	Priority Tax Claims.
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.
ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.
This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest fits within the description of that Class and is classified in other Class(es) to the extent that any portion of the Claim or Interest fits within the description of such other Class(es). A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Pipeline Lease Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	RBL Claims / Hedge Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 5	Second Lien Notes Claims	Impaired	Entitled to Vote
Class 6	Convertible Notes Claims	Impaired	Entitled to Vote

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Class	Claims and Interests	Status	Voting Rights
Class 7	Subordinated Notes Claims	Impaired	Entitled to Vote
Class 8	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 9	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 10	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 11	Existing Equity Interests	Impaired	Entitled to Vote

B.	Treatment of Claims and Interests.
Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course of business) or as soon as reasonably practicable thereafter.
1.Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting: Class 1 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Other Priority Claim; or

(ii)	such other treatment that renders its Allowed Other Priority Claim Unimpaired in

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accordance with section 1124 of the Bankruptcy Code, or as otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

(c)
Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.Class 3 - Pipeline Lease Claims

(a)	Classification: Class 3 consists of all Pipeline Lease Claims.

(b)	Treatment: Each Holder of an Allowed Pipeline Lease Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Pipeline Lease Claim;

(ii)	the collateral securing its Allowed Pipeline Lease Claim;

(iii)	Reinstatement of its Allowed Pipeline Lease Claim; or

(iv)	such other treatment to render such Allowed Pipeline Lease Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.Class 4 - RBL Claims and Hedge Claims

(a)	Classification: Class 4 consists of all RBL Claims and Hedge Claims.

(b)	Allowance: On the Effective Date:

(i)
the RBL Claims shall be Allowed in the aggregate principal amount of $1,000,000, plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the RBL Credit Agreement.

(ii)	the Hedge Claims, including any unpaid fees and expenses, shall be Allowed in accordance with any applicable ISDA Master Agreement.

(c)
Treatment: Each Holder of an Allowed RBL Claim or Allowed Hedge Claim shall receive payment in full in Cash or such other treatment rendering its Allowed RBL Claim or Allowed Hedge Claim, as applicable, Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(d)
Voting: Class 4 is Unimpaired under the Plan. Holders of Claims in Class 4 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

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5.Class 5 - Second Lien Notes Claims

(a)	Classification: Class 5 consists of all Second Lien Notes Claims.

(b)
Allowance: On the Effective Date, the Second Lien Notes Claims shall be Allowed in the aggregate principal amount of not less than $1,629,452,317, plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees, expenses, and any other amounts payable in accordance with the Second Lien Notes Indentures.

(c)	Treatment: Each Holder of an Allowed Second Lien Notes Claim shall receive its Pro Rata share of 95% of the New DNR Equity, subject to dilution by the Warrants and the Management Incentive Plan.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.
6.Class 6 - Convertible Notes Claims

(a)	Classification: Class 6 consists of all Convertible Notes Claims.

(b)
Allowance: On the Effective Date, the Convertible Notes Claims shall be Allowed in the aggregate principal amount of not less than $234,099,050, plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the Convertible Notes Indenture.

(c)	Treatment: Each Holder of an allowed Convertible Notes Claim shall receive its Pro Rata share of:

(i)	5% of the New DNR Equity, subject to dilution by the Warrants and the Management Incentive Plan; and

(ii)	the Convertible Notes Warrant Package.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.
7.Class 7 - Subordinated Notes Claims

(a)	Classification: Class 7 consists of all Subordinated Notes Claims.

(b)
Allowance: On the Effective Date, the Subordinated Notes Claims shall be Allowed in the aggregate principal amount of not less than $251,396,920, plus any accrued and unpaid interest on such principal amount as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the Subordinated Notes Indentures.

(c)	Treatment:

(i)	if Class 7 votes to accept the Plan, each Holder of an Allowed Subordinated Notes Claim shall receive its Pro Rata share of the Subordinated Notes Warrant Package.

(ii)	if Class 7 votes to reject the Plan, Holders of Subordinated Notes Claims will

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not receive any distribution on account of such Claims, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(d)	Voting: Class 7 is Impaired under the Plan. Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.
8.Class 8 - General Unsecured Claims

(a)	Classification: Class 8 consists of all General Unsecured Claims.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash;

(ii)	Reinstatement; or

(iii)	such other treatment rendering such Allowed General Unsecured Claim Unimpaired.

(c)
Voting: Class 8 is Unimpaired under the Plan. Holders of Claims in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.Class 9 - Intercompany Claims

(a)	Classification: Class 9 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor, either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that Holders of Class 9 Intercompany Claims will not receive any distribution on account of such Class 9 Claims.

(c)
Voting: Class 9 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Plan.

10.Class 10 - Intercompany Interests

(a)	Classification: Class 10 consists of all Intercompany Interests.

(b)
Treatment: Each Intercompany Interest shall be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, shall be cancelled.  No distribution shall be made on account of any Intercompany Interests.

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(c)
Voting: Class 10 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 10 is not entitled to vote to accept or reject the Plan.

11.Class 11 - Existing Equity Interests

(a)	Classification: Class 11 consists of all Existing Equity Interests.

(b)	Treatment:

(i)	if (A) Class 7 votes to accept the Plan and (B) Class 11 votes to accept the Plan, each Holder of Existing Equity Interests shall receive its Pro Rata share of the Existing Equity Warrant Package.

(ii)
if either Class 7 or Class 11 votes to reject the Plan, Holders of Existing Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)	Voting: Class 11 is Impaired under the Plan. Holders of Interests in Class 11 are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the Holders of New DNR Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a

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Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims and Interests.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.
As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the Pipeline Lease Claims, RBL Claims, Hedge Claims, Second Lien Notes Claims, Convertible Notes Claims, or the Subordinated Notes Claims, and (2) any claim to avoid, subordinate, or disallow any Pipeline Lease Claim, RBL Claim, Hedge Claim, Second Lien Notes Claim, Convertible Notes Claim, or Subordinated Notes Claim, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims or Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring.
On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring. The actions to implement the Restructuring may include, in accordance with the consent rights in the Restructuring Support Agreement: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law;

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(4) such other transactions that are required to effectuate the Restructuring; and (5) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

C.	Reorganized Debtors.
On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents, which shall be consistent with the Governance Term Sheet. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

D.	Sources of Consideration for Plan Distributions.
The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the proceeds from the Exit Facility; (3) the New DNR Equity; and (4) the Warrants, as applicable.
1.Exit Facility.
On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents, provided that the Debtors or the Reorganized Debtors, as applicable, determine that entry into the Exit Facility is in the best interests of the Reorganized Debtors, provided, further, such determination is reasonably acceptable to the Required Consenting Second Lien Noteholders.
To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facility, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility; provided that such modifications are acceptable to the Exit Facility Lenders and reasonably acceptable to the Required Consenting Second Lien Noteholders.
As of the Effective Date, upon the granting of Liens in accordance with the Exit Facility Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. To the extent provided in the Exit Facility Documents, the Exit Facility Agent or Holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents shall be granted in good faith, for legitimate business purposes,

22

and for reasonably equivalent value as an inducement to the Exit Facility Lenders to extend credit thereunder shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents.
2.Issuance of New DNR Equity.
The issuance of the New DNR Equity, including options or other equity awards, if any, reserved for the Management Incentive Plan and the Warrants, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units, or equity interests (as the case may be based on how the New DNR Equity is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New DNR Equity required to be issued under the Plan and pursuant to their New Organizational Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.
All of the shares, units, or equity interests (as the case may be based on how the New DNR Equity is denominated) of New DNR Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.
3.Issuance of Warrants.
On the Effective Date, the applicable Reorganized Debtor will issue the Warrants only to the extent required to provide for distributions to Holders of Convertible Notes Claims, Subordinated Notes Claims, and Existing Equity Interests, as contemplated by this Plan. All of the Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

E.	Holders of Working and Similar Interests.
The legal and equitable rights, interests, defenses, and obligations of lessors under the Debtors’ oil and gas leases, Holders of certain other mineral interests related to the Debtors’ oil and gas properties, owners of non-operating working interests in the Debtors’ oil and gas properties, counterparties to the Debtors’ joint operating agreements, and Holders of claims related to joint-interest billings and other similar working interests shall not be impaired in any manner by the provisions of this Plan. Nor shall anything in this Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors. To the extent applicable, such Claims or Interests shall be Reinstated pursuant to this Plan.
Notwithstanding the foregoing, nothing in this Article IV.E hereof shall limit the Debtors’ rights to reject any Executory Contract or Unexpired Lease in accordance with the Bankruptcy Code or pursuant to Article V hereof.

F.	Corporate Existence.
Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent

23

such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, including the Exit Facility Documents, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Existing Securities and Agreements.
On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests, shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, the Second Lien Notes Indentures, Convertible Notes Indenture, and the Subordinated Notes Indentures shall continue in effect solely to the extent necessary to: (1) permit Holders of Claims under the Second Lien Notes Indentures, the Convertible Notes Indenture, or the Subordinated Notes Indentures to receive their respective Plan Distributions; and (2) permit the Reorganized Debtors and the Distribution Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures, as applicable. Except as provided in this Plan (including Article VI hereof), on the Effective Date, the agents and trustees under the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the Second Lien Notes Indentures, the Convertible Notes Indenture, and the Subordinated Notes Indentures. The commitments and obligations (if any) of the Second Lien Noteholders, the Convertible Noteholders, or the Subordinated Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the Second Lien Notes Indentures, the Convertible Notes Indenture, or the Subordinated Notes Indentures, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.
On the Effective Date and following receipt of reasonably detailed invoices, the Debtors or Reorganized Debtors, as applicable, shall pay in Cash any accrued and unpaid reasonable and documented fees and out-of-pocket costs and expenses incurred prior to or after the Petition Date by any of the Second Lien Notes Trustee, the Convertible Notes Trustee, and the Subordinated Notes Trustee that are required to be paid under the Second Lien Notes Indentures, Convertible Notes Indenture, or the Subordinated Notes Indentures, as applicable, in each case without any (i) need for itemized time detail, (ii) requirement to file a fee application or proof of claim with the Bankruptcy Court, (iii) requirement for Bankruptcy Court review, or (iv) reduction to recoveries of Holders of Second Lien Notes Claims, Convertible Notes Claims, or Subordinated Notes Claims.

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I.	Corporate Action.
Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New DNR Equity; (4) implementation of the Restructuring; (5) issuance and distribution of the Warrants; (6) entry into the Registration Rights Agreement, the Warrants Agreement and the Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of or entry into the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security Holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New DNR Equity, the New Organizational Documents, the Warrants and the Warrants Agreement (as applicable), the Exit Facility Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy Law.

J.	New Organizational Documents.
On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Organizational Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be consistent with the Governance Term Sheet. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the applicable Laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.	Indemnification Provisions in Organizational Documents.
As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, to the fullest extent permitted by applicable Law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former managers, directors, officers, employees, or agents at least to the same extent as the certificate of incorporation, bylaws, or similar organizational document of each of the respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, or asserted or unasserted. Notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such managers’, directors’, officers’, employees’, or agents’ indemnification rights with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date.

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L.	Directors and Officers of the Reorganized Debtors.
As of the Effective Date, the term of the current members of the board of directors of DNR shall expire, and all of the directors for the initial term of the New Board shall be appointed in accordance with the Governance Term Sheet. The New Board shall initially consist of 7 members. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

M.	Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Section 1146 Exemption.
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity, Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.	Registration Rights Agreement
On the Effective Date, Reorganized DNR and the Registration Rights Parties shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights and other customary terms and conditions.

P.	Director and Officer Liability Insurance.
Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

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Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.
In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

Q.	Management Incentive Plan.
On the Effective Date, the Reorganized Debtors shall implement the Management Incentive Plan, the principal terms of which shall be set forth in the Management Compensation Term Sheet Filed with the Plan Supplement. The New DNR Equity provided in connection with the Management Incentive Plan will dilute all of the New DNR Equity equally. The Management Incentive Plan will (i) reserve exclusively for participants in the Management Incentive Plan a pool of equity interests of Reorganized DNR (or another entity designated pursuant to the Plan to issue equity interests on the Plan Effective Date) of up to 10.0% of New DNR Equity, which may take the form of awards of equity, options, restricted stock units, or other equity instruments, determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities (including the Warrants) and full distribution of such equity pool), (ii) grant a portion of such equity pool no later than 60 days following the Effective Date, with the remainder of such equity pool to be available for future grants to participants in the Management Incentive Plan, each in amounts and on terms to be determined by the New Board in consultation with the Chief Executive Officer and the Chief Financial Officer of DNR (and such other consultants as the New Board determines), and (iii) include other terms and conditions customary for similar type equity plans.

R.	Employee and Retiree Matters and Benefits.
Unless otherwise provided herein, and subject to Article V of the Plan, all Compensation and Benefits Programs shall be assumed by the Reorganized Debtors (and assigned to the Reorganized Debtors, if necessary, pursuant to section 365(a) of the Bankruptcy Code) and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable Law. The foregoing does not curtail the Reorganized Debtors’ ability to enter into additional or supplemental agreements, arrangements, programs, or plans regarding employee wages, compensation, and benefit programs.

S.	Preservation of Causes of Action.
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.
The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and

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all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

T.	Restructuring Expenses.
Promptly following the receipt of an invoice therefor, the Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All such Restructuring Expenses to be paid on the Effective Date shall be calculated or estimated as of the Effective Date, as applicable, and invoices documenting such Restructuring Expenses shall be delivered to the Debtors at least two (2) Business Days prior to the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such fees and expenses. On or as soon as reasonably practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors or Reorganized Debtors, as applicable, and such invoices shall be paid in full in Cash in accordance with, and subject to, the terms of the Restructuring Support Agreement.
ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.
On the Effective Date, except as otherwise provided in Article V.I.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or

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(5) have an ordered or requested effective date of rejection that is after the Effective Date, provided that notwithstanding anything to the contrary herein, no Executory Contract or Unexpired Lease shall be assumed, assumed and assigned, or rejected without the written consent of the Required Consenting Second Lien Noteholders (such consent not to be unreasonably withheld); provided that approval of the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule shall be sufficient consent with respect to the Executory Contracts and Unexpired Leases listed therein. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.
Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.
Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.
To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.
If certain, but not all, of a non-Debtor counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts and/or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).
Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such alteration, amendment, modification, or supplement is consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein).

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of: (a) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (b) the effective date of such rejection, or (c) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.8 of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
No later than seven (7) calendar days before the Plan Objection Deadline, the Debtors shall provide notices of proposed Cure Amounts to the counterparties to the agreements listed on the Assumed Executory Contracts and Unexpired Leases Schedule, which shall include a description of the procedures for objecting to the proposed Cure Amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code). Unless otherwise agreed in writing by the parties in the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure Amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Amount will be deemed to have assented to such assumption or Cure Amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is added to the Assumed Executory Contracts and Unexpired Leases Schedule after such 7-day deadline, a notice of proposed Cure Amounts with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof.
Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Amount that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court no later than the date and time specified in the notice. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure Amount shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure Amount; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure Amount despite the failure of the relevant counterparty to file such request for payment of such Cure Amount. The Reorganized Debtors also may settle any Cure Amount without any further notice to or action, order, or approval of the Bankruptcy Court.
The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure Amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree. If there is any dispute regarding any Cure Amount, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure Amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.
If the Bankruptcy Court determines that the Allowed Cure Amount with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized

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Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.
Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cure Amounts, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any applicable non-bankruptcy Law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Indemnification Obligations.
On and as of the Effective Date, the Indemnification Obligations will be assumed, irrevocable with respect to any claims relating to acts or omissions occurring at or prior to the Effective Date, and will survive the effectiveness of the Plan.

F.	Insurance Policies.
Notwithstanding anything in the Plan to the contrary, each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

G.	Reservation of Rights.
Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

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I.	Employee Compensation and Benefits.
1.Compensation and Benefit Programs.
Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity‑based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Interests in any of the Debtors; and

(b)	any Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Programs plan or contract.
Any assumption of Compensation and Benefits Programs pursuant to the terms herein shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.
On the Effective Date, pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, the Management Employment Agreements shall be deemed assumed, and the Debtors and the Reorganized Debtors shall not seek to reject the Management Employment Agreements after the Effective Date.
2.Workers’ Compensation Programs.
As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self‑insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy Law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

J.	Contracts or Leases Entered Into After the Petition Date.
Contracts or leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts or leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims or Interests Allowed as of the Effective Date.
Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim or Interest on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims or Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to any Claims or Interests; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the

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ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan, and (3) Allowed General Unsecured Claims against the Debtors shall be paid in accordance with Article III.B.8 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every ninety (90) days, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Distribution Agent.
All distributions under the Plan shall be made by the Reorganized Debtors. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Distribution Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Distribution Agent.
1.Powers of the Distribution Agent.
The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.
2.Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.
2.Delivery of Distributions in General.
Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

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3.Delivery of Distributions on Second Lien Notes Claims, Convertible Notes Claims, and Subordinated Notes Claims.
The Second Lien Notes Trustee shall be deemed to be the Holder of all Allowed Class 5 Claims, the Convertible Notes Trustee shall be deemed to be the Holder of all Allowed Class 6 Claims, and the Subordinated Notes Trustee shall be deemed to be the Holder of all Allowed Class 7 Claims, for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be deemed to have been made at the direction of the applicable indenture trustee, and subject to the Indenture Trustees’ Charging Liens. Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the Second Lien Notes Trustee, the Convertible Notes Trustee, or the Subordinated Notes Trustee shall not have any liability to any Entity with respect to distributions directed to be made by the Second Lien Notes Trustee, Convertible Notes Trustee, or the Subordinated Notes Trustee.
4.Minimum Distributions.
No fractional shares of New DNR Equity or Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New DNR Equity or Warrants that is not a whole number, the actual distribution of shares of New DNR Equity or Warrants shall be rounded as follows: (a) fractions of one‑half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New DNR Equity or Warrants to be distributed to Holders of Allowed Claims and Allowed Interests hereunder shall be adjusted as necessary to account for the foregoing rounding.
5.Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all Unclaimed Distributions shall revest in the applicable Reorganized Debtor automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such Unclaimed Distribution is comprised of New DNR Equity, such New DNR Equity shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.
If any distribution to a Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is canceled pursuant to this Article VI.D.5 of the Plan, and shall not be supplemented with any interest, dividends, or other accruals of any kind.
6.Surrender of Canceled Instruments or Securities.
On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Interest shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive

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distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment.
1.All distributions of the New DNR Equity and Warrants to the Holders of the applicable Allowed Claims or Allowed Interests under the Plan shall be made by the Distribution Agent on behalf of the Debtors or Reorganized Debtors, as applicable.
2.All distributions of Cash to the Holders of the applicable Allowed Claim under the Plan shall be made by the Distribution Agent on behalf of the applicable Debtor or Reorganized Debtor.
3.At the option of the Distribution Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Section 1145 Exemption.
Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New DNR Equity and the Warrants, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New DNR Equity and the Warrants will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities, and (iii) any restrictions in the New Organizational Documents.

G.	Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Distribution Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim or Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

H.	Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.
Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest

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shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J.	Foreign Currency Exchange Rate.
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment.
Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

L.	Claims Paid or Payable by Third Parties.
1.Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.
2.Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.Applicability of Insurance Policies.
Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a

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waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS
A.Disputed Claims Process.
There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court.  If a Holder makes such an election, the Bankruptcy Court shall apply the Law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.
After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law.

C.	Claims Administration Responsibilities.
Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.S of the Plan.
Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.
Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with the Bankruptcy Code or any applicable non-

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bankruptcy Law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection.
Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Estimation of Claims.
Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable Law, including pursuant to section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3012 for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim and does not provide otherwise, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

F.	Disallowance of Claims or Interests.
All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.	No Distributions Pending Allowance.
Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

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H.	Distributions After Allowance.
To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.
ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Releases by the Debtors.
Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates (as applicable) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part: the Debtors (including the management, ownership, or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), any intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the

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administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Releases by the Releasing Parties.
Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or their Estates (as applicable), that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third‑Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their

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Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

D.	Exculpation.
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the DIP Facility, the Disclosure Statement, the Plan, the Exit Facility, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction.
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of

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an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.E.

F.	Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Entities, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Release of Liens.
Except as otherwise specifically provided in the Plan, the Exit Facility Documents, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate or Hedge Claims with respect to which the applicable counterparty has agreed to Reinstatement in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be automatically and fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors, or any other Holder of a Secured Claim. Any Holder of such Secured Claims (and the applicable agent for such Holder) shall be authorized and directed to release any collateral or other property of the Debtors (including any cash collateral and possessory collateral) held by such Holders (and the applicable agent for such Holders), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of all documents reasonably requested by the Debtors, Reorganized Debtors, or the Exit Facility Agent to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, and other security interests.
To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf. Notwithstanding the foregoing paragraph, this Article VIII.G shall not apply to any Secured Claims that are Reinstated pursuant to the terms of this Plan.

H.	Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

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I.	Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non‑contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:
1.the Bankruptcy Court shall have entered the Confirmation Order, which shall:

(a)	be in form and substance consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein);

(b)
authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(c)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(d)
authorize the Debtors and Reorganized Debtors, as applicable or necessary, to, among other things: (i) implement the Restructuring; (ii) issue and distribute the Warrants and the New DNR Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the Warrants, and the New DNR Equity; and (iv) enter into any agreements and transactions as necessary to effectuate the Restructuring, including the Exit Facility and the Management Incentive Plan;

(e)	authorize the implementation of the Plan in accordance with its terms;

(f)
provide that, pursuant to section 1146 of the Bankruptcy Code, the issuance or exchange of any Security, assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(g)	be a Final Order;
2.the Definitive Documents (as defined in the Restructuring Support Agreement) will contain terms and conditions consistent in all material respects with the Restructuring Support Agreement and will otherwise be subject to the consent of the applicable Consenting Creditors in accordance with section 3 of the Restructuring Support Agreement (such consent not to be unreasonably withheld);
3.the Debtors shall have obtained all governmental and third-party authorizations, consents, approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

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4.the final version of all schedules, documents, and exhibits in the Plan Supplement shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement, including the consent rights provided for therein and in the Plan;
5.the Restructuring Support Agreement shall remain in full force and effect;
6.adoption or assumption, as applicable, of the Compensation and Benefits Programs;
7.assumption of the Management Employment Agreements;
8.all actions, documents, certificates, and agreements necessary to implement the Plan (including any documents contained in the Plan Supplement) shall have been effected or executed and delivered to the applicable parties, and, to the extent required, filed with the applicable Governmental Units, in accordance with applicable Laws, and shall comply with the consent rights set forth in the Restructuring Support Agreement;
9.all professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account in accordance with Article II.B hereof pending approval by the Bankruptcy Court;
10.the Debtors shall have paid the Restructuring Expenses in accordance with the terms of Article IV.T hereof, the Restructuring Support Agreement, and the DIP Orders, as applicable;
11.the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing; and
12.the Debtors and Reorganized Debtors, as applicable, shall have implemented the Restructuring (including the Exit Facility) and all transactions contemplated herein, in a manner consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein), the Plan, and the Plan Supplement.

B.	Waiver of Conditions.
The conditions to Consummation set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Second Lien Noteholders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided that any waiver of the conditions to Consummation set forth in Article IX.A.3, Article IX.A.5, Article IX.A.8, Article IX.A.10, Article IX.A.11, and Article IX.A.12, and solely to the extent they affect the DIP Facility Documents, the DIP Orders, or the Exit Facility Documents and consistent with the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein), Article IX.A.1, Article IX.A.2, and Article IX.A.4 shall also require the consent of the Required Consenting RBL Lenders.

C.	Effect of Non‑Occurrence of Conditions.
If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation
“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.
Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided that each of the foregoing actions shall not violate the Restructuring Support Agreement.

B.	Effect of Confirmation on Modifications.
Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.
To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.
ARTICLE XI.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant

45

to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;
5.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6.adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
7.enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Confirmation Order, or the Disclosure Statement, including the Restructuring Support Agreement;
8.grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
9.enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
10.resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
11.issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;
12.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;
13.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;
14.enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
15.determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;
16.enter an order or final decree concluding or closing the Chapter 11 Cases;
17.adjudicate any and all disputes arising from or relating to distributions under the Plan;
18.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

46

19.determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
20.hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
21.hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
22.hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;
23.enforce all orders previously entered by the Bankruptcy Court; and
24.hear any other matter not inconsistent with the Bankruptcy Code.
As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.
ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.
Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.
On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.
All monthly and quarterly reports shall be filed in a form reasonably acceptable to the U.S. Trustee, and all fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Distribution Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Debtor’s Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

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D.	Statutory Committee and Cessation of Fee and Expense Payment.
On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code. The Debtors (or Reorganized Debtors, as applicable) shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committee after the Effective Date.

E.	Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Denbury Resources Inc. 5320 Legacy Drive Plano, Texas 75024 Attention: Jim Matthews
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C. Christopher Marcus, P.C., and Rebecca Blake Chaikin
Email: jsussberg@kirkland.com; cmarcus@kirkland.com; rebecca.chaikin@kirkland.com

- and -

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: David Eaton
Email: deaton@kirkland.com

- and -

Jackson Walker LLP
1401 McKinney Street, Suite 1900
Houston, TX 77010
Attention: Matthew D. Cavenaugh
Email: mcavenaugh@jw.com

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United States Trustee	Counsel to the Second Lien Ad Hoc Committee
Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Andrew N. Rosenberg, Elizabeth R. McColm, and Michael Turkel
Email: arosenberg@paulweiss.com; emccolm@paulweiss.com; mturkel@paulweiss.com

Counsel to the RBL Agent	Counsel to the Convertible Ad Hoc Group
Vinson & Elkins, LLP 2001 Ross Avenue Suite 3900 Dallas, TX 75201 Attention: Erec Winandy and Bill Wallander Email: ewinandy@velaw.com; bwallander@velaw.com	Akin Gump Strauss Hauer & Feld LLP One Bryant Park Bank of America Tower New York, NY 10036-6745 Attention: Michael S. Stamer Email: mstamer@akingump.com
After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.
Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/Denbury or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or

49

provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided that any such deletion or modification must be consistent with the Restructuring Support Agreement (and subject to the consent, approval and consultation rights set forth therein); and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.
The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.
Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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Dated: September 2, 2020	DENBURY RESOURCES INC.
on behalf of itself and all other Debtors

/s/ Christian S. Kendall
Christian S. Kendall President and Chief Executive Officer Denbury Resources Inc.

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Exhibit B
Proposed Confirmation Order and Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
DENBURY RESOURCES INC., et al.,[1]	)	Case No. 20-33801 (DRJ)
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Debtors.	)	(Jointly Administered)
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NOTICE OF (I) ENTRY OF ORDER
APPROVING THE DEBTORS’ DISCLOSURE
STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT
CHAPTER 11 PLAN OF REORGANIZATION OF DENBURY RESOURCES INC.
AND ITS DEBTOR AFFILIATES AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on September [2], 2020, the Honorable David R. Jones, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of Texas (the “Court”), entered the Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. [__]] (the “Confirmation Order”) confirming the Plan2 and approving the Disclosure Statement [Docket No. 17] of the above-captioned debtors (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [_______], 2020.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order and the Plan are available for inspection. If you would like to obtain a copy of the Confirmation Order or the Plan, you may contact Epiq Corporate Restructuring, LLC, the notice, claims, and solicitations agent retained by the Debtors in these Chapter 11 Cases, by: (a) calling the Debtors’ restructuring hotline at (855) 917-3570 (US/Canada Toll Free) or (503) 520-4467 (International); or (b) visiting the

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1
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Denbury Resources Inc. (7835); Denbury Air, LLC (7621); Denbury Brookhaven Pipeline Partnership, LP (6322); Denbury Brookhaven Pipeline, LLC (6471); Denbury Gathering & Marketing, Inc. (6150); Denbury Green Pipeline-Montana, LLC (6443); Denbury Green Pipeline-North Dakota, LLC (7725); Denbury Green Pipeline-Riley Ridge, LLC (2859); Denbury Green Pipeline-Texas, LLC (2301); Denbury Gulf Coast Pipelines, LLC (0892); Denbury Holdings, Inc. (1216); Denbury Onshore, LLC (7798); Denbury Operating Company (7620); Denbury Pipeline Holdings, LLC (0190); Denbury Thompson Pipeline, LLC (0976); Encore Partners GP Holdings, LLC (N/A); Greencore Pipeline Company, LLC (9605); Plain Energy Holdings, LLC (0543).  The location of Debtor Denbury Resources Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 5320 Legacy Drive, Plano, Texas 75024.

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Capitalized terms used but not otherwise defined herein have the meanings given to them in the Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and Its Debtor Affiliates [Docket No. 16] (as modified, amended, and including all supplements, the “Plan”).

Debtors’ restructuring website at: http://dm.epiq11.com/Denbury. You may also obtain copies of any pleadings Filed in these Chapter 11 Cases for a fee via PACER at: www.txs.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, the Distribution Agent, and any holder of a Claim or an Interest and such holder’s respective successors and assigns, whether or not the Claim or the Interest of such holder is Impaired under the Plan, and whether or not such holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

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Houston, Texas
[•], 2020

/s/
JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Vienna F. Anaya (TX Bar No. 24091225)	Joshua A. Sussberg, P.C. (admitted pro hac vice)
Victoria Argeroplos (TX Bar No. 24105799)	Christopher J. Marcus, P.C. (admitted pro hac vice)
1401 McKinney Street, Suite 1900	Rebecca Blake Chaikin (admitted pro hac vice)
Houston, Texas 77010	601 Lexington Avenue
Telephone: (713) 752-4200	New York, New York 10022
Facsimile: (713) 752-4221	Telephone: (212) 446-4800
Email: mcavenaugh@jw.com	Facsimile: (212) 446-4900
vanaya@jw.com	Email: joshua.sussberg@kirkland.com
vargeroplos@jw.com	christopher.marcus@kirkland.com
rebecca.chaikin@kirkland.com
Proposed Co-Counsel to the Debtors
and Debtors in Possession	-and-

David L. Eaton (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: david.eaton@kirkland.com

Proposed Co-Counsel to the Debtors
and Debtors in Possession

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